SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Southwest Gas Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of 2011 Annual Meeting of Shareholders and Proxy Statement

Annual Meeting 2011 May 5, 2011 – Las Vegas, Nevada

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 5, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 5, 2011, at 10:00 a.m. PDT, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, for the following purposes:

(1)	To elect 11 directors of the Company;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency of future shareholder advisory votes on executive compensation;

(4)	To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2011; and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has established March 8, 2011, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

Shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE THE ACCOMPANYING PROXY BY TELEPHONE, INTERNET, OR MAIL AT YOUR EARLIEST CONVENIENCE. IF YOU MAIL IN YOUR PROXY, PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE ACCOMPANYING YOUR PROXY CARD.

The Securities and Exchange Commission rules allow the Company to furnish its proxy materials via the internet. This process reduces the costs of printing and distributing our proxy materials. Therefore, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2010 Annual Report to Shareholders. The Notice contains instructions on how to access those documents via the internet. The Notice also contains instructions on how to request a paper or e-mail copy of our proxy materials, including this Proxy Statement, our Annual Report to Shareholders and a Proxy Card. All shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

The Annual Report to Shareholders for the year ended December 31, 2010, is either enclosed or available at http://www.swgas.com/proxymaterials.

Karen S. Haller
Vice President/General Counsel, Compliance Officer and Corporate Secretary

March 21, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 5, 2011

The Proxy Statement and Annual Report to Shareholders are available at

http://www.swgas.com/proxymaterials

The Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 5, 2011, at 10:00 a.m. PDT, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290.

At the meeting you will be asked to elect 11 directors, to provide a non-binding advisory vote on executive compensation, to provide a non-binding advisory vote on the frequency of shareholder advisory vote on executive compensation, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011 and to transact such other business as may properly come before the meeting or any adjournment thereof. The Company’s Board of Directors is asking for your support of the director nominees, the advisory vote on executive compensation, a two-year frequency for future shareholder advisory votes on executive compensation and the selection of PricewaterhouseCoopers LLP.

The following materials are available at the website shown above.

*	Notice of 2011 Annual Meeting of Shareholders, Proxy Statement, and Proxy Card, and

*	2010 Annual Report to Shareholders.

Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement.

i

ii

Jeffrey W. Shaw, Chief Executive Officer

March 21, 2011

Dear Shareholders:

You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) scheduled to be held on Thursday, May 5, 2011, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, commencing at 10:00 a.m. PDT. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

At the meeting you will be asked to elect 11 directors, to provide a non-binding advisory vote on executive compensation, to provide a non-binding advisory vote on the frequency of future shareholder advisory votes on executive compensation, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011, and to transact such other business as may properly come before the meeting or any adjournment thereof. Your Board of Directors asks you to support the director nominees, cast an affirmative vote in the advisory vote on executive compensation, vote for a two-year frequency for future shareholder advisory votes on executive compensation, and ratify the selection of PricewaterhouseCoopers LLP.

It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote the accompanying proxy by telephone, internet, or mail at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

LOCATION OF 2011
SOUTHWEST GAS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Spring Mountain Rd.
Industrial Rd.
Twain
Sands
TI
Mirage
Caesars Palace
N
Flamingo Rd.
Bellagio
UNLV
Monte Carlo
New York New York
Tropicana Ave.
Excalibur
Las Vegas Blvd.
Luxor Resort
Paradise Rd.
Mandalay Bay Rd.
Hacienda
Mandalay Bay Resort
Russell Rd.
McCarran Airport
Decatur Blvd.
Interstate 15
215
Town Square
Sunset Rd.
Las Vegas Blvd.

Sunset Road
West Garage
North Main Street
North Garage
NORTH
The Avenue North
North Street
Guitar Center
Borders
Town Square West
Town Square East
Market Place North
Market Court
Town Square Blvd.
I-15
Las Vegas Chamber of Commerce
Market Place South
Old Navy
South Street
Enter Here
Whole Foods
Las Vegas Boulevard South
South Main Street
South Garage
The Avenue South
Fry's Electronics

Please park in the **South Parking Garage**.

The meeting will be held in the **"CenturyLink™ Business and Conference Center"** on the 3rd floor of the Chamber building at *Town Square*.

The entrance to the building is in the breezeway next to *Fruits & Passion.*

M-1

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road • P.O. Box 98510

• Las Vegas, Nevada 89193-8510 •

PROXY STATEMENT

March 21, 2011

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Southwest Gas Corporation for the 2011 Annual Meeting of Shareholders and for any adjournment or postponement of the Annual Meeting. In this Proxy Statement, we refer to Southwest Gas Corporation as “the Company,” the Board of Directors as “we,” “our,” “us,” or “the Board” and the committees of the Board of Directors as the name of the specific committee or as “the committee.”

We intend to mail a Notice of Internet Availability and make this Proxy Statement and a Proxy Card available to shareholders on our website at http://www.swgas.com/proxymaterials on or about March 21, 2011. We also will be mailing the materials to certain shareholders on or about March 21, 2011, and to those shareholders who request paper or e-mail copies of the proxy materials.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting and described in these materials, including the election of directors, the advisory approval of executive compensation, the advisory selection of a two-year frequency for the advisory approval of executive compensation, the ratification of the selection of our independent registered public accounting firm, and the transaction of other business, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 8, 2011, the record date for the Annual Meeting, are entitled to receive notice of and vote at the meeting. If you were a shareholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.

If your shares are registered directly in your name, you are the holder of record of these shares. As the holder of record, you are receiving these proxy materials directly from us and have the right to vote by mailing your Proxy Card directly to us, submitting your voting instructions via the Internet or by telephone, or voting in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport.

If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares and the shares are held in “street name.” Your broker, bank or other holder of record (collectively referred to as “broker”) is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by following the instructions that accompany these proxy materials or to vote in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport, and proof that you were the owner of the shares on March 8, 2011, e.g., original brokerage statement.

If you hold your shares indirectly in the Southwest Gas Corporation Employees’ Investment Plan (the “EIP”), you have the right to direct the EIP trustee how to vote your shares by following the instructions from the EIP trustee accompanying the Proxy Statement. If you do not direct the EIP trustee how to vote your shares, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

How many votes do I have?

You have one vote for each share of our Common Stock you owned as of the record date for the Annual Meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

*	Vote over the Internet at our Internet address: http://www.eproxy.com/swx by following the instructions on the enclosed Proxy Card;

*	Vote by telephone by calling toll-free 1-800-560-1965 on a touch-tone telephone and following the instructions on the enclosed Proxy Card; or

*	Complete the enclosed Proxy Card, sign it and return it in the enclosed postage-paid envelope.

Can I revoke or change my vote?

Yes, you can revoke or change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote by telephone or over the internet; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation to our Corporate Secretary by mail to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, NV 89193-8511, or by facsimile at 702-871-9942; or (d) voting by ballot at the Annual Meeting.

What are the Board’s recommendations?

The Board’s recommendations are set forth with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

*	FOR election of the nominated slate of directors (see Proposal 1);

*	FOR the approval, on an advisory basis, of executive compensation (see Proposal 2);

*	On an advisory basis, for a TWO YEAR frequency for future shareholder advisory votes on executive compensation (see Proposal 3); and

*	FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011 (see Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, James J. Kropid and Michael J. Melarkey, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 45,803,835 shares of our Common Stock were outstanding and the presence, in person or by proxy, of the holders of at least 22,901,918 shares of our Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered being present at the meeting.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote on executive compensation and the advisory vote on the frequency of future shareholder advisory votes on executive compensation are not considered “routine” matters. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on the election of directors and the two advisory votes. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners.

What vote is required to approve each Proposal?

Directors are elected by a plurality of the votes cast. Ratification of PricewaterhouseCoopers LLP’s selection requires the affirmative vote of a majority of shares of our Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum). The affirmative vote of a majority of shares of our Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) on the advisory vote on executive compensation will constitute approval. The advisory vote on the frequency of future shareholder advisory votes on executive compensation will be approved by a plurality of votes cast. Although the results of the votes on the advisory vote on executive compensation and the advisory vote on the frequency of future shareholder advisory votes on executive compensation are non-binding, the Board will consider the outcome of the votes when making future executive compensation decisions and when deciding how often to hold advisory votes on executive compensation.

Do I have an opportunity to cumulate my votes for director nominees?

Shareholders have cumulative voting rights for the election of directors, if certain conditions are met. Shareholders entitled to vote may cumulate their votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting at the meeting, notice has been given that a shareholder intends to cumulate his or her votes. A shareholder deciding to cumulate his or her votes may cast as many votes as there are directors to be elected, multiplied by the number of shares of our Common Stock held by such shareholder on the record date. The votes may be cast for one candidate or allocated among two or more candidates in any manner the shareholders choose. If any shareholder has given notice of cumulative voting, all shareholders may cumulate their votes for candidates in nomination.

If our proxies determine that a sufficient number of shareholders exercise cumulative voting rights to elect one or more candidates, our proxies will:

*	determine the number of directors they can elect;

*	select such number from among the named candidates;

*	cumulate their votes; and

*	cast their votes for each candidate among the number they can elect.

How are my votes counted?

*	Election of Directors: You may vote “FOR ALL,” “FOR ALL EXCEPT” or “WITHHOLD AUTHORITY FOR ALL” of the director nominees. If you mark “FOR ALL EXCEPT,” your votes will be counted for each of the other director nominees you do not list. Abstentions and broker non-votes shall have no effect on the election of directors.

*	Non-Binding Advisory Vote on Executive Compensation: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the advisory vote on executive compensation. The result of the vote on the advisory vote on executive compensation is non-binding, and the Board will consider the outcome of the vote when making future executive compensation decisions. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.

*	Non-Binding Advisory Vote on Frequency of Future Shareholder Advisory Votes on Executive Compensation: You may vote “THREE-YEAR FREQUENCY,” “TWO-YEAR FREQUENCY,” “ONE-YEAR FREQUENCY,” or “ABSTAIN” with respect to the advisory vote on frequency of shareholder advisory vote on executive compensation. The result of the vote on the advisory vote on frequency of shareholder advisory vote on executive compensation is non-binding, and the Board will consider the outcome of the vote when deciding how often an advisory vote on executive compensation will be requested from the Company’s shareholders. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.

*	Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the ratification of the proposal.

We will appoint either one or three inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to Company shareholders.

What if I do not vote for any or all of the matters listed on my Proxy Card?

If you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation, for “EVERY TWO YEARS” on the advisory vote on the frequency of future shareholder advisory votes on executive compensation and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. If you hold your shares in street name and do not provide instructions to your broker, your shares will neither be voted in the election of directors nor on either advisory question and will be voted in your broker’s discretion on the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

Are proxy materials available on the Internet?

The Notice of 2011 Annual Meeting of Shareholders and Proxy Statement and the 2010 Annual Report to Shareholders are available at http://www.swgas.com/proxymaterials.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of the proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish our proxy materials via the internet. Accordingly, we sent to the majority of our shareholders a Notice of Internet Availability of Proxy Materials for this year’s Annual Meeting of Shareholders. Instructions on how to access the proxy materials via the internet or to request a paper or e-mail copy can be found in the Notice of Internet Availability of Proxy Materials at http://www.swgas.com/proxymaterials. In addition, shareholders may request to receive proxy materials in printed form by mail or e-mail on an ongoing basis by submitting a request to us at either http://www.ematerials.com/swx or http://www.swgas.com/proxymaterials. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

We are providing certain shareholders, including shareholders who have requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, a Notice of Internet Availability of Proxy Materials.

The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholders who object to or wish to begin householding may notify Shareholder Services at (702)-876-7280, P.O. Box 98510, Las Vegas, NV 89193-8510. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within thirty (30) days of our receipt of such revocation.

Can I vote my shares by completing and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials does, however, provide instructions on how to vote your shares.

Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

*

Shares held in street name: If you do not instruct your broker to vote your shares of our Common Stock held in street name, your broker has the discretion to vote your shares on all routine matters scheduled to come before the Annual Meeting. If any matters to be considered at the meeting are viewed as “non-routine,” your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your broker will vote your shares as broker non-votes. The election of directors, the advisory vote on executive compensation and the advisory vote on frequency of future shareholder advisory votes on executive compensation are not considered “routine”, and in order to vote on these matters, you will need to instruct your broker on how to vote your shares. The ratification of the selection of the Company’s independent registered public accounting firm is “routine,” and your broker will have the discretion to vote your shares unless you provide voting instructions.

*	Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of our Common Stock that you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. However, if you give your proxy and other matters are properly brought before the meeting, your shares will be voted at the discretion of the proxies, unless otherwise instructed.

What Rules of Conduct will govern the Annual Meeting?

To ensure that our Annual Meeting is conducted in an orderly fashion and the shareholders wishing to speak at the meeting have a fair opportunity to do so, we will have certain guidelines and rules for the conduct of the meeting, which we will provide to those attending the meeting.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board, and we will bear the entire cost of the proxy solicitation. Morrow & Co., LLC (“Morrow”), 470 West Avenue, Stamford, CT 06902 has been employed to assist in obtaining proxies from certain shareholders at an estimated cost of $7,500, plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to you, if your shares are held in street name. Morrow will reimburse them for their expenses in providing the materials to you. In addition, one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies. No additional compensation will be paid for such services.

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the California Corporations Code and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. We are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to us and by participating in Board and committee meetings.

We have determined that directors Boughner, Chestnut, Comer, Gardner, Hanneman, Kropid, Maffie, Mariucci, Melarkey, Thoman, Thomas and Wright have no material relationships with the Company and are independent (“Independent Directors”). We have also determined that all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent. In making these determinations, we have reviewed all transactions or relationships with the Company using a definition of “material relationships” to include the criteria listed in Section 303A of the listing requirements of the NYSE and have presumed that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and authorized by the Company’s regulatory tariffs above the Item 404 threshold are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”). The independence criteria we use are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at: http://www.swgas.com.

We based our independence determination primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family relationships and on discussions with directors. In concluding that the directors listed above are independent, we reviewed transactions involving director Thomas and reviewed director Maffie’s status as a retired executive officer of the Company.

*	In 2009, the Company entered into a five-year lease of commercial property for a Company payment center, with an initial monthly rental rate of approximately $6,500. The total payments over the life of the lease will be approximately $423,000, plus a pro-rata share of operating and other expenses. The Nominating and Corporate Governance Committee has determined that the lease transaction is not material and Mr. Thomas’ ownership interest in the leasing entity will not result in a material interest in the transaction. However, because of such ownership interest, Mr. Thomas does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving awarding equity-based compensation under the provisions of Section 16(b) of the Exchange Act or performance-based compensation that would trigger limitations under the provisions of Section 162(m) of the Code.

*	Director Maffie, because he was an executive officer of the Company, does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving performance based compensation that would trigger limitations under the provisions of Section 162(m) of the Code.

Regular Board meetings for 2011 are scheduled for the third Tuesday of January, the fourth Wednesday of February, the first Tuesday of August, the third Tuesday of September and November, and the Wednesday before the Annual Meeting of Shareholders in May. Additional meetings are called on an as-needed basis and we sometimes act by written consent without a meeting. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. We held six regular meetings, one special meeting and one organizational meeting in 2010. Each incumbent director attended more than 75% of our Board and committee meetings on which he or she served during 2010. Non-management directors are expected to meet in an executive session at least four times a year, and the Independent Directors are expected to meet at least once a year. These sessions are presided over by James J. Kropid, Chairman of the Board (the “Chair”), who is the current “Presiding Director.”

James J. Kropid and Richard M. Gardner will be retiring from the Board at the conclusion of this year’s Annual Meeting. With Mr. Kropid’s retirement, it is the Board’s intention to elect Michael J. Melarkey, Chairman of the Board, subject to his reelection as a director at this year’s meeting. Mr. Melarkey would assume these new responsibilities, including those of Presiding Director, at the organizational meeting immediately following the Annual Meeting.

Board Leadership Structure

At the current time, the policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer (“CEO”). The Chair is elected annually by the full Board, subject to his or her election by shareholders. Every three years or upon a Chair’s resignation, retirement, or failure to be re-elected to the Board by shareholders, we do an in-depth assessment of potential candidates for that position. We believe that this leadership structure is the appropriate structure for the Company, since it allows us to exercise true independent oversight of management.

Risk Oversight

The entire Board is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk-aware and risk-adjusted decision making throughout the Company.

Regulation by various state and federal regulatory commissions is one of the key risks that was accepted as part of the decision to become a public utility. The limits imposed because of this choice permeate the Company’s business operating model (including the pricing of services, the authorized areas of service, and the obligations to serve the public). Other risks are associated with credit, liquidity, and operational matters and have evolved with changes in the natural gas industry.

The nature of these risks and the continuing obligations imposed on the Company, as a public utility, resulted in the integration of risk assessment in the normal business oversight process. The Board receives regular reports from management in areas of material risk to the Company, including credit risk, liquidity risk and operational risk. Credit and liquidity risks are addressed in the review of capital budgets and ongoing capital requirements. Liquidity risks are also addressed in the review of gas supply acquisition and related regulatory cost recovery. Operational risks are addressed in the review of operating budgets and related regulatory compliance requirements. The full Board receives these reports from management to help enable it to oversee and manage the Company’s risks in these areas. This oversight responsibility rests with the full Board and is not assigned to any of the permanent committees.

Committees of the Board

The permanent Board committees are the Audit, Compensation, Nominating and Corporate Governance, and Pension Plan Investment Committees. Each committee has established responsibilities, and the Audit, Compensation, and Nominating and Corporate Governance Committees have detailed charters designed to satisfy applicable legal and regulatory requirements. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed solely of independent directors as outlined above.

The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It consists of directors Gardner (Chair), Comer, Hanneman, Thoman, Thomas and Wright. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal controls and financial reporting process. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors, and Company financial personnel. We determined that directors Comer, Gardner, Mariucci and Thoman each qualify as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

The Compensation Committee is responsible for determining CEO compensation and making recommendations to us annually on such matters as directors’ fees and benefit programs, executive compensation and benefits, and compensation and benefits for all other Company employees. The committee’s responsibilities, as outlined in its charter, cannot be delegated without Board approval. The committee receives recommendations from management on the amount and form of executive and director compensation; however, the committee has the ability to directly employ consultants to assess the executive compensation program. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement. The committee consists of directors Boughner (Chair), Comer, Hanneman, Kropid, Melarkey, and Wright.

The Nominating and Corporate Governance Committee is responsible for making recommendations to us regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices, and number of committees; and developing the criteria for the selection of directors. The committee considers written suggestions from shareholders regarding potential nominees for election as directors. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is also charged with the responsibility of developing and recommending to us corporate governance principles and compliance programs for the Company. The committee consists of directors Melarkey (Chair), Boughner, Chestnut, Gardner, Kropid, and Mariucci.

The Pension Plan Investment Committee establishes, monitors, and oversees, on a continual basis, asset investment policy and practices for the Company’s retirement plan. The committee consists of directors Thomas (Chair), Chestnut, Maffie, Mariucci, and Thoman.

During 2010, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held three meetings, and the Pension Plan Investment Committee held three meetings.

The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees, the Company’s corporate governance guidelines, and the Company’s code of business conduct that applies to all employees, officers and directors are available on the Company’s website at: http://www.swgas.com. Print versions of these documents are available to shareholders upon request directed to the Corporate Secretary, Southwest Gas Corporation, 5241 Spring Mountain Road, Las Vegas, NV 89150.

Selection of Directors

We believe our Board should be composed of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration, and familiarity with national and international business matters and the energy industry. Additional factors that will be considered in the selection process include the following:

*	Independence from management;

*	Diversity, age, education, and geographic location;

*	Knowledge and business experience;

*	Integrity, leadership, reputation, and ability to understand the Company’s business;

*	Existing commitments to other businesses and boards; and

*	The current number and competencies of our existing directors.

The Company defines diversity in the historical sense, i.e., race, color, gender, national origin, religion and disability. Neither the Nominating and Corporate Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor.

The Nominating and Corporate Governance Committee will consider candidates for directors suggested by shareholders by applying the criteria for candidates described above and considering the additional information referred to below. Shareholders who would like to suggest a candidate should write to the Company’s Corporate Secretary and include:

*	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

*	The name of and contact information for the candidate;

*	A statement of the candidate’s business and educational experience;

*	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

*	A statement detailing any relationship between the candidate and the Company, Company affiliates, and any competitor of the Company;

*	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

*	Information on the candidate’s share ownership in the Company.

*	The candidate’s written consent to being named a nominee and serving as a director, if elected.

When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The committee may also retain a search firm to identify potential candidates.

The Nominating and Corporate Governance Committee has an ongoing program of identifying potential director candidates throughout the Company’s service territory. As candidates are identified, their qualifications are reviewed in light of the selection criteria, as outlined above. Whether any of such candidates are selected depends upon retirements, the dynamics of the Board, and the ongoing requirements of the Company.

Shareholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 20 days prior to the first anniversary of the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. For this year’s Annual Meeting, the required notice must be received by the Company on or before April 16, 2011. In order to make such a nomination, a shareholder is required to include in the written notice the following:

*	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;

*	Each person’s written consent to being named a nominee and serving as a director, if elected;

*	The name and address of the proposing shareholder or beneficial owner; and

*	The class and number of shares of the Company’s common stock held directly or indirectly by the proposing shareholder.

The Company’s Corporate Governance Guidelines provide that no director having attained the age of 72 years will be nominated for reelection or reappointment to the Board unless a majority of the Board determines that said nomination is in the best interests of the shareholders. The Board determined that it was in the best interest of the shareholders to nominate directors Kropid and Gardner for election at last year’s Annual Meeting, even though they attained the age of 72. As of the 2011 Annual meeting, directors Kropid and Gardner will be 73 years old. Anticipating the retirement of both Messrs. Kropid and Gardner, the Nominating and Corporate Governance Committee initiated a search for potential director nominee candidates for their replacement, but have found no candidates as of the date of this proxy statement. Therefore, the committee recommended that the slate of director nominees consist only of current directors. The Board adopted the committee’s recommendation, and the slate of director nominees for your consideration is listed in the proxy materials.

Shareholder Nominees

As of the date of this Proxy Statement, there have been no director nominee candidates submitted by shareholders for consideration for election at this year’s Annual Meeting of Shareholders.

Transactions with Related Persons

We have adopted a written policy and procedures for the review, approval, or ratification of any transactions with related persons. The policy addresses transactions in which the Company was or is a participant, the amount exceeds $120,000, and a related person, which includes any director, executive officer, nominee for director, five percent beneficial owners or their immediate family members, had or will have a direct or indirect material interest. These transactions will be reported to the Company’s general counsel, reviewed by the Nominating and Corporate Governance Committee, and approved or ratified only if the committee determines that the transaction is not inconsistent with the best interests of the Company. The policy, included in the Company’s corporate governance guidelines, is available on the Company’s website at: http://www.swgas.com.

Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not a transaction is inconsistent with the best interests of the Company, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances available to the committee, including (if applicable), but not limited to:

•	the related person’s interest in the proposed transaction;

•	the approximate dollar value of the amount involved in the proposed transaction;

•	the approximate dollar value of the amount of the related person’s interest in the proposed transaction without regard to the amount of any profit or loss;

•	whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;

•	whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction;

•

the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction

The Company has entered into two transactions with related persons. One involves entering into a commercial lease for a Company payment center with an entity in which Thomas A. Thomas has an interest. The other involves entering into a consulting agreement with an entity owned by Joseph W. Haller, the spouse of Karen S. Haller, the Company’s General Counsel, Compliance Officer and Corporate Secretary.

The lease of commercial property for a Company payment center is for five years, beginning in 2009, at an initial monthly rental rate of approximately $6,500. There are approximately 35 months left on the initial lease term, and the current monthly rental rate is approximately $6,745 with the annual minimum rent increase. The total of payments over the life of the lease will be approximately $423,000, plus a pro rata share of operating and other expenses. Mr. Thomas and his siblings have a twenty percent (20%) interest in the entity that is be leasing the commercial property to the Company, through their ownership in Thomas & Mack Co., LLC. Mr. Thomas is also a Managing Partner of the entity. The amount of property subject to the lease and annual revenues flowing through to the Thomas & Mack Co., LLC, is insignificant in relation to its commercial property holdings and associated annual revenues. The Nominating and Corporate Governance Committee determined that the lease transaction was not material.

The agreement the Company entered into with Ms. Haller’s spouse in 2008 was designed to secure computer application development/support for the Company’s transmission pipeline integrity management program and engineering data analysis services. The initial agreement was for 18 months, at an actual cost of $226,368. The agreement was extended in October 2009 for another 14 months through the end of 2010, at an actual cost of $185,075. The agreement was extended again in November 2010 for the calendar year 2011, at an expected cost of $144,000. The Nominating and Corporate Governance Committee has determined that Ms. Haller has a direct material interest in the transaction; however, consistent with the Company’s Related Person Transaction Policy, the committee determined that entering into and continuing the agreement is not inconsistent with the best interests of the Company. Given the valuable skill set that Mr. Haller possesses, the Company anticipates that the agreement may continue to be extended periodically.

Directors and Officers Share Ownership Guidelines

In order to better align our interests with that of all shareholders, we have adopted Company Common Stock ownership guidelines for the directors and Company officers.

The outside directors are expected to purchase and retain a minimum of 3,000 shares of our Common Stock. New outside directors elected will be expected to satisfy the share ownership guidelines within two years of becoming a director. Management directors are expected to purchase and retain specific share minimums tied to their positions with the Company.

Company officers are expected to retain the following minimum levels of our Common Stock:

* Chief Executive Officer	25,000 shares
* President	15,000 shares
* Executive Vice President	12,500 shares
* Senior Vice President	10,000 shares
* Vice President	5,000 shares

Qualified shares include common stock owned directly by the executive or their spouse (i.e., any shares over which the executive or his/her spouse has voting or investment powers) and common stock held by the executive or his/her spouse in the Company’s 401(k) or Dividend Reinvestment Plan.

Executives, at the time the guidelines were adopted, were given five years to reach these levels. Executives elected after the adoption of the guidelines are given seven years, and executives promoted to positions requiring a greater number of shares are given an additional two years to satisfy the applicable ownership level.

Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during 2010 were directors Chestnut, Boughner, Comer, Hanneman, Kropid, Mariucci, Melarkey, and Wright. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2010. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Director Attendance at Annual Meetings

We normally schedule Board meetings in conjunction with each Annual Meeting of Shareholders and each director is expected to attend the meetings. Last year, all of the directors attended the 2010 Annual Meeting of Shareholders.

Communications with Directors

Any shareholder and other interested parties who would like to communicate with the Board, the Presiding Director, or any individual directors can write to:

Southwest Gas Corporation

Corporate Secretary

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, NV 89193-8510

Depending on the subject matter, the Corporate Secretary will either:

*	forward the communication to the director or directors to whom it is addressed;

*	attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or

*	not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. At each regular Board meeting, a summary of all communications received since the last Board meeting that were not forwarded will be presented and such communications will be made available to all of the directors.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Election of the Director Nominees.

Names, Qualifications and Reasons for Selection of Nominees

Each director elected at an annual meeting will serve until the next annual meeting and until his or her successor is elected and qualified. Each of the nominees, was elected to his or her present term of office at the 2010 Annual Meeting.

Messrs. Kropid and Gardner will not be nominated for reelection at this year’s Annual Meeting. As a result, we will amend the Company’s bylaws to reduce the number of authorized directors from 13 to 11 before this year’s Annual Meeting.

The director nominees, as outlined below, possess core competencies in the areas of business, finance and administration and have a familiarity with regional and national business matters and the energy industry. The nominees, as a group, have integrity, varying ages, experience in accounting and both residential and commercial markets, and reside or do business in a cross-section of the Company’s service territories.

The 11 nominees for director receiving the highest number of votes, a plurality, will be elected to serve until the next Annual Meeting. The names of the nominees, their principal occupation, and our reasons for their selection are set forth on the following pages. Except as noted, each of the nominees has held the position below his or her name for at least the past five (5) years.

Robert L. Boughner

Executive Vice President and Chief Business Development Officer

Boyd Gaming Corporation

Director Since: July 2008

Board Committees: Compensation (Chair), Nominating & Corporate Governance

Mr. Boughner, 58, has served as the Executive Vice President and Chief Operating Officer of Marina District Development Finance Company, Inc., since May 2010. He has also been the President and Chief Operating Officer of Marina District Development Company since January 2009, and previously served as its Chief Executive Officer from January 1999 through June 2006. Mr. Boughner has been a director of Boyd Gaming Corporation (“Boyd”) since April 1996, a company with which he has more than 25 years of senior management experience. In December 2009, Mr. Boughner was named Boyd’s Executive Vice President and Chief Business Development Officer. He previously served as its Chief Operating Officer and Senior Executive Vice President, from April 1990 and May 1998, respectively, through October 2001. Mr. Boughner also serves as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of Boyd, which positions he has held since July 2005. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada.

We have determined that Mr. Boughner should serve as a director of the Company because of his business and leadership experience with Boyd Gaming Corporation both here in Nevada and nationally, as well as his experience as a director of Boyd Gaming and the Bank of Nevada.

Thomas E. Chestnut

Owner, President and CEO

Chestnut Construction Company

Director Since: 2004

Board Committees: Nominating & Corporate Governance, Pension Plan Investment

Mr. Chestnut, 60, has been the owner, president and CEO of Chestnut Construction Company since 1990. After serving in Vietnam with the U.S. Army, he began a career in the construction industry in 1972 with Del Webb Corporation. Leaving Del Webb in 1980 as Manager of Commercial Operations, Mr. Chestnut took a position with The Wray Company, a commercial contractor and wholly owned subsidiary of Weyerhaeuser Company. He remained with Wray until 1990 when he founded Chestnut Construction Company in Tucson, Arizona. Mr. Chestnut is a past president and life director of the Arizona Builders Alliance and a past president of the Arizona Building Chapter of the Associated General Contractors of America. He is a past chair and life trustee of the Carondelet Foundation, a member and past president of the Tucson Conquistadors, a member and past director of the Centurions of St. Mary’s Hospital, and a member of the Alexis de Toqueville Society of United Way of Greater Tucson. Mr. Chestnut was named the 2001 Tucson Small Business Leader of the Year by the Tucson Metropolitan Chamber of Commerce and the 2002 Arizona Small Business Person of the Year by the United States Small Business Administration.

We have determined that Mr. Chestnut should serve as a director of the Company because of his business experience in the residential and commercial construction businesses, his leadership experience in managing his construction business and his commitment to civic and charitable organizations in southern Arizona. In addition, we have based our recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Stephen C. Comer

Retired Managing Partner

Deloitte & Touche LLP

Director Since: 2007

Board Committees: Audit, Compensation

Mr. Comer, 61, received his degree in business administration from California State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. He serves as a director of Pinnacle Entertainment, Inc. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds professional CPA licenses in the states of California and Nevada. He is also active in numerous civic, educational, and charitable organizations.

We have determined that Mr. Comer should serve as a director of the Company because of his business, accounting and auditing experience with Arthur Andersen LLP and Deloitte & Touche LLP and his leadership positions with both entities, as well as his experience as a director of Pinnacle Entertainment, Inc.

LeRoy C. Hanneman, Jr.

Retired Construction Executive

Private Investor

Director Since: 2009 (also Director September 2003 – March 2008)

Board Committees: Audit, Compensation

Mr. Hanneman, 64, received his undergraduate degree in construction engineering from Arizona State University. He is the former chief executive officer and managing member of Element Homes, L.L.C., a homebuilding and real estate development company with projects in the metropolitan Phoenix, Arizona area; he retired in 2010. Mr. Hanneman is a 30-year veteran of the housing industry and former president, chief operating and executive officer of Del Webb Corporation. Mr. Hanneman left Del Webb Corporation after its merger with Pulte Homes Corporation in 2001. He has served on a number of charitable organization boards including United Way, Boy Scouts of America, and Boys & Girls Clubs of America.

We have determined that Mr. Hanneman should serve as a director of the Company because of his business and leadership experience in the housing industry with Del Webb Corporation throughout the Company’s service territory. In addition, we have based our recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director for over 5 years.

Michael O. Maffie

Retired Chief Executive Officer

Southwest Gas Corporation

Director Since: 1988

Board Committees: Pension Plan Investment

Mr. Maffie, 63, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. He was named Vice President/Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, and President and Chief Executive Officer in 1993. Mr. Maffie continued to serve as Chief Executive Officer until his retirement in 2004. He received his undergraduate degree in accounting and his MBA in finance from the University of Southern California. He served as a director of Boyd Gaming Corporation, Del Webb Corporation, and Wells Fargo Bank/Nevada Division. A member of various civic and professional organizations, he served as chairman of the board of trustees of the UNLV Foundation and is a past chairman of the board of United Way of Southern Nevada. He also is a past director of the Western Energy Institute and the American Gas Association.

We have determined that Mr. Maffie should serve as a director of the Company because of his business and leadership experience in all aspects of the Company’s operations, his experience as a director of the Company (since 1988) and other public companies, as well as his commitment to civic and charitable organizations in southern Nevada.

Anne L. Mariucci

Private Investor

Director Since: 2006

Board Committees: Nominating and Corporate Governance, Pension Plan Investment

Ms. Mariucci, 53, received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She spent the majority of her professional career in the large-scale community development and homebuilding business. Ms. Mariucci was employed by Del Webb Corporation in 1984 and served in a variety of senior management capacities, culminating in President. She retired from Del Webb’s successor Pulte Homes, Inc. in 2003, became a private investor and with two partners founded Inlign Capital Partners, a private equity firm investing in privately held companies. She is also affiliated with Hawkeye Partners in Austin, Texas and Glencoe Capital in Chicago, Illinois. Ms. Mariucci is chairman of the Arizona Board of Regents. She also serves as a director of Scottsdale Healthcare, Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

We have determined that Ms. Mariucci should serve as a director of the Company because of her diversity and her business and financial experience in the housing industry with Del Webb Corporation and Pulte Homes throughout the Company’s service territories, as well as her commitment to government, civic and charitable organizations throughout Arizona.

Michael J. Melarkey

Partner

Avansino, Melarkey, Knobel, Mulligan & McKenzie

Director Since: 2004

Board Committees: Nominating & Corporate Governance (Chair), Compensation

Mr. Melarkey, 61, a partner in the law firm of Avansino, Melarkey, Knobel, Mulligan & McKenzie for more than twenty years received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his masters in laws in taxation from New York University. He has been in private legal practice in Reno, Nevada, since 1976. Mr. Melarkey is a member of the American Bar Association, the International Association of Gaming Lawyers and the State Bar of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation, and the E. L. Wiegand Trust. He is vice president of Miami Oil Producers, Inc., has an ownership interest in the Pioneer Crossing Casino in Fernley, Nevada, and the Pioneer Crossing Casino in Dayton, Nevada. He also serves as a director of the Gabelli Dividend and Income Trust, the Gabelli Global Utility and Income Trust, the Gabelli Global Gold, Natural Resources & Income Trust, the Gabelli Global Deal Fund, and the Gabelli Natural Resources, Gold and Income Trust, all closed-end mutual funds.

We have determined that Mr. Melarkey should serve as a director because of his business and legal experience, his leadership abilities as a trustee for a number of private foundations and as a director of a number of closed-end mutual funds. In addition, we have based our recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Jeffrey W. Shaw

Chief Executive Officer

Southwest Gas Corporation

Director Since: 2004

Board Committees: None

Mr. Shaw, 52, joined the Company in 1988 as Director of Internal Audit. He was promoted to Controller and Chief Accounting Officer in 1991, Vice President/Controller and Chief Accounting Officer in 1993, Vice President and Treasurer in 1994, Senior Vice President/Finance and Treasurer in 2000, Senior Vice President/Gas Resources and Pricing in 2002, President in 2003 and Chief Executive Officer in June 2004. Mr. Shaw received his degree in accounting from the University of Utah and worked for Arthur Andersen & Co., in its Dallas and Las Vegas offices prior to joining Southwest Gas. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs, and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the American Gas Association, the UNLV Foundation, and is past President of the Western Energy Institute and current President of the Las Vegas Area Council of the Boy Scouts of America.

We have determined that Mr. Shaw should serve as a director because, as Chief Executive Officer of the Company, he has an intimate working knowledge of all aspects of the Company’s operations.

A. Randall Thoman

Retired Partner

Deloitte & Touche LLP

Director Since: July 2010

Board Committees: Audit, Pension Plan Investment

Mr. Thoman, 59, received his degree in accounting from the University of Utah and was a Certified Public Accountant for approximately 30 years. He began his career with Deloitte & Touche LLP and became a Partner in June 1991. For 15 years, Mr. Thoman was the Partner with primary responsibility for the technical interpretation, application of accounting principles and audit standards, and review of all reporting issues and financial statements for Nevada companies registered with the Securities and Exchange Commission. Mr. Thoman retired from Deloitte & Touche LLP in October 2009. Mr. Thoman also serves on the board of Shuffle Master, Inc.

We have determined that Mr. Thoman should serve as a director of the Company because of his business, accounting and auditing experience with Deloitte & Touche LLP and his leadership positions at the firm, his experience with SEC reporting and compliance, as well as his experience as a former director of several non-profit entities.

Thomas A. Thomas

Managing Partner

Thomas & Mack Co. LLC

Director Since: September 2008

Board Committees: Audit, Pension Plan Investment (Chair)

Mr. Thomas, 53, received his undergraduate degree in Finance and his juris doctor from the University of Utah. After obtaining his law degree, he joined Valley Bank of Nevada and held various executive positions with the bank until its merger with Bank of America in 1992. After the merger in 1992, he became managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona, Utah and Idaho. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the Utah Shakespearean Festival, the Las Vegas Rotary Club Board, Safe Nest of Nevada, and the Boy Scouts of America, Las Vegas Area Council. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law.

We have determined that Mr. Thomas should serve as a director because of his banking and business experience, his familiarity with the commercial markets throughout the Company’s service territories and his commitment to civic and charitable organizations in southern Nevada.

Terrence “Terry” L. Wright

Owner/Chairman of the Board of Directors

Nevada Title Company

Director Since: 1997

Board Committees: Audit, Compensation

Mr. Wright, 61, received his undergraduate degree in business administration and his juris doctor from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to its Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now known as Nevada Title Company. Mr. Wright is the chairman of the board and majority owner of Westcor Land Title Insurance Company with operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Montana, Nebraska, Nevada, New York, Texas, Utah, and Wyoming. He is a member of the California and Illinois bar associations and has served on the board of directors for Nevada Land Title Association, the Las Vegas Monorail and the Tournament Players Club at Summerlin. He is a past-chairman of the Nevada Development Authority, the Nevada Chapter of the Young President’s Organization, the UNLV Foundation, and the Council for a Better Nevada. Mr. Wright is also a founder and director of Service First Bank of Nevada (now Western Liberty Bancorp).

We have determined that Mr. Wright should serve as a director because of his business and leadership experience with Nevada Title Company and Service First Bank of Nevada, his familiarity with residential and commercial markets throughout the Company’s service territories, as well as his commitment to civic and charitable organizations in southern Nevada. In addition, we have based our recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 1997.

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all our Common Stock beneficially owned by the Company’s directors, the nominees for director and the executive officers of the Company, as of March 8, 2011.

Directors, Nominees & Executive Officers	No. of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Robert L. Boughner	8,478		*
Thomas E. Chestnut	19,611	(3)	*
Stephen C. Comer	10,111	(4)	*
Richard M. Gardner	20,360	(5)	*
LeRoy C. Hanneman, Jr.	14,290	(6)	*
James J. Kropid	29,611	(7)	*
Michael O. Maffie	18,888	(8)	*
Anne L. Mariucci	12,611	(9)	*
Michael J. Melarkey	21,576	(10)	*
Jeffrey W. Shaw	144,277	(11)(12)	*
A. Randall Thoman	4,313	(13)	*
Thomas A. Thomas	6,978		*
Terrence L. Wright	19,611	(14)	*
George C. Biehl	119,096	(15)	*
Roy R. Centrella	34,982	(11)(16)	*
John P. Hester	75,168	(17)	*
Edward A. Janov	75,640	(18)	*
James P. Kane	62,442	(19)	*
Other Executive Officers	96,972	(11)(20)	*

All Directors and Executive Officers	795,015	(21)	1.74%

(1)	Common Stock holdings listed in this column include performance shares granted to the Company’s executive officers under the Company’s Management Incentive Plan (the “MIP”) for 2008, 2009, and 2010 and Restricted Stock Unit Plan (the “RSUP”) for 2009, 2010 and 2011.

(2)	“*”No individual officer or director owned more than 1% of our outstanding Common Stock.

(3)	The holdings include 9,000 shares which Mr. Chestnut has the right to acquire through the exercise of options under the 2002 Stock Incentive Plan (the “Option Plan”).

(4)	The holdings include 3,500 shares over which Mr. Comer has shared voting and investment power with his spouse through a family trust.

(5)	The holdings include 9,000 shares which Mr. Gardner has the right to acquire through the exercise of options under the Option Plan and 4,749 shares over which he has shared voting and investment power with his spouse through a family trust.

(6)	The holdings include 6,300 shares which Mr. Hanneman has the right to acquire through the exercise of options under the Option Plan and 4,190 shares over which he has shared voting and investment control with his spouse through a family trust.

(7)	The holdings include 15,000 shares which Mr. Kropid has the right to acquire through the exercise of options under the Option Plan and the 1996 Stock Incentive Plan (collectively referred to with the Option Plan as the “Option Plans”) and 7,078 shares over which he has shared voting and investment power with his spouse through a family trust.

(8)	The holdings include 6,000 shares which Mr. Maffie has the right to acquire through the exercise of options under the Option Plan and 1,249 shares over which his spouse has voting and investment control.

(9)	The holdings include 3,000 shares which Ms. Mariucci has the right to acquire through the exercise of options under the Option Plan.

(10)	The holdings include 9,000 shares which Mr. Melarkey has the right to acquire through the exercise of options under the Option Plan and 700 shares over which he has shared voting and investment control through a profit-sharing plan.

(11)	Number of shares does not include 25,618 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Shaw and Centrella and Ms. Haller are trustees of the Foundation but disclaim beneficial ownership of the shares held by the foundation.

(12)	The holdings include 66,530 shares over which Mr. Shaw has shared voting and investment power with his spouse through a family trust.

(13)	The holdings include 2,149 shares over which Mr. Thoman has shared voting and investment power with his spouse through a family trust.

(14)	The holdings include 10,000 shares which Mr. Wright has the right to acquire through the exercise of options under the Option Plan.

(15)	The holdings include 11,000 shares that Mr. Biehl has the right to acquire through the exercise of options under the Option Plan. Mr. Biehl has also pledged 23,911 shares of our Common Stock as loan collateral. Mr. Biehl retired on March 18, 2011.

(16)	The holdings include 8,100 shares which Mr. Centrella has a right to acquire through the exercise of options under the Option Plan.

(17)	The holdings include 30,086 shares which Mr. Hester has a right to acquire through the exercise of options under the Option Plan and 7,719 shares over which his spouse has voting and investment control.

(18)	The holdings include 32,300 shares which Mr. Janov has a right to acquire through the exercise of options under the Option Plan.

(19)	The holdings include 12,607 shares over which Mr. Kane has shared voting and investment power with his spouse through a family trust.

(20)	The holdings of other executive officers include 13,200 shares that may be acquired through the exercise of options under the Option Plans.

(21)	The holdings of the directors and executive officers combined include 161,986 shares that may be acquired through exercise of options under the Option Plans.

Beneficial Owners    BlackRock Inc. reported on Schedule 13G, filed on February 8, 2011, that they own in excess of 5% of our Common Stock. GAMCO Investors, Inc. reported on Form 13F-HR, filed on February 3, 2011, that it owns in excess of 5% of our Common Stock. The Vanguard Group, Inc. reported on Schedule 13G, filed on February 10, 2011, that it owns in excess of 5% of our Common Stock. T. Rowe Price Associates, Inc. reported on Schedule 13G, filed on February 11, 2011, that it owns in excess of 5% of our Common Stock. The holdings of these entities on the dates noted in the filings and as a percentage of the shares outstanding on March 8, 2011 are as follows:

Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock
BlackRock Inc.(1)	3,957,213	8.64%
40 East 52nd Street New York, New York 10022

T. Rowe Price Associates, Inc.(3)	3,281,120	7.16%
100 E. Pratt Street Baltimore, Maryland 21202

GAMCO Investors, Inc. et al.(2).	3,186,002	6.96%
One Corporate Center Rye, New York 10580-1434

The Vanguard Group, Inc.(4).	2,562,608	5.59%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	BlackRock Inc. has sole voting and dispositive power over all of the shares beneficially owned.

(2)	GAMCO Investors, Inc. has sole voting power over 2,985,202 shares and sole dispositive power over all of the shares beneficially owned.

(3)	T. Rowe Price Associates, Inc. has sole voting power over 612,110 shares and sole dispositive power over all of the shares beneficially owned.

(4)	The Vanguard Group, Inc. has sole voting power over 71,702 shares and sole dispositive power over 2,490,906 of the shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has adopted procedures to assist our directors and executive officers in complying with Section 16(a) of the Exchange Act, which includes the preparation of forms for filing. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2010 with the reporting requirements of Section 16(a) of the Exchange Act, except for the following Form 4 filings:

*	The addition of 91.3 shares of Company Common Stock pursuant to dividend credits by executive officer Centrella on September 1, 2010, was reported on February 4, 2011.

*	The purchase of 2,000 shares of Company Common Stock by director Boughner on September 13, 2010, was reported on January 27, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company performed well in 2010 and has a solid record of performance over the last five years. This performance continues to be driven by management’s steadfast focus on the core fundamentals of our businesses. Despite the volatile and uncertain business environment in recent years, operating cash flows have remained strong and the Company’s equity to total capitalization has improved from 36.2% at December 31, 2005 to 50.9% at December 31, 2010. Through sensible investments in technology and ongoing operational process improvements, the ratio of customers to employees for the natural gas segment increased from 661 to 1 at the end of 2005 to 782 to 1 at the end of 2010. The Company’s stock price has also recovered from the overall market downturn experienced in 2008. The Compensation Committee works to motivate creation of shareholder value through the Company’s compensation program.

Named Executive Officers (“NEOS”).     This section is intended to inform our shareholders about our 2010 executive compensation program, including our compensation objectives and policies, the elements of compensation, and the material factors considered in making compensation decisions for our NEOs listed below:

•	Jeffrey W. Shaw, Chief Executive Officer
•	George C. Biehl, Executive Vice President (Chief Financial Officer Until August 11, 2010)
•	Roy R. Centrella, Senior Vice President/Chief Financial Officer (Effective August 11, 2010)
•	James P. Kane, President
•	John P. Hester, Senior Vice President/Regulatory Affairs and Energy Resources
•	Edward A. Janov, Senior Vice President/Corporate Development

Compensation Overview.     The following is a brief overview of the information provided in this Compensation Discussion and Analysis:

•	The objectives of our compensation program are to recruit, retain, reward, and motivate talented executives and to align their interests with those of the Company, our customers and our shareholders.

•	Compensation for our NEOs includes:

o	cash in the form of base salary and at-risk variable compensation;
o	equity in the form of performance-based stock awards and restricted stock units;
o	perquisites in the form of car allowances, cell phones, cable internet access, annual physical examinations, life insurance and financial and estate planning allowances; and
o	other benefits that include the same group health and welfare benefit programs available to all employees, as well as both tax-qualified retirement plans and non tax-qualified plans.

•	None of the NEOs, other than Mr. Shaw, has an employment agreement with the Company. Mr. Shaw’s employment agreement will expire in the second quarter of 2012.

While base salary is designed to be on par with the median (50th percentile) of the amounts paid by our peer group companies (discussed below), we set overall compensation to be competitive with the peer group. Nevertheless, for 2010 overall total direct compensation for our executive officers was 18% below the median of our peer group.

Summary of Key Changes in 2010 and 2011.

In last year’s Proxy Statement, we informed you that the Board decided not to extend the employment agreements with the NEOs and certain other senior officers of the Company. As a result, all employment agreements, other than with Mr. Shaw, were set to expire pursuant to their terms in the second quarter of 2011. However, all of the NEOs, other than Mr. Shaw, voluntarily agreed to terminate their employment agreements and replace them with newly revised change in control agreements (discussed below). Mr. Shaw’s employment agreement will expire in the second quarter of 2012, at which time the Board will evaluate the market and what form of post-termination benefits are appropriate. Mr. Biehl retired prior to the expiration of his employment agreement.

In 2010, the Compensation Committee of the Board of Directors (the “committee”) recommended, and the Board agreed, to not extend and allow all employment agreements to expire. In 2011, the committee recommended, and the Board agreed, to replace the employment agreements, other than Mr. Shaw’s, as well as the change in control agreements in place at the time for the remaining officers with new change in control agreements that were more in line with current market conditions. The committee engaged Towers Watson, who also performs executive compensation work for the Company, to determine the market practices on change in control provisions for the Committee’s consideration and to answer any general questions on other executive compensation topics. Finally, before approving the new change in control agreements, we engaged Pay Governance LLC, as independent consultants, to review the proposed changes and to ensure that such changes were generally consistent with market practices.

We made three major changes to the new change in control agreements. First, the term of the new change in control agreements is three years, with no automatic renewal. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreements in light of the market conditions at that time and decide what action to take. Second, the new agreements eliminate the tax “gross-up” provision contained in the prior change in control agreements. Third, at the minimum age of 50, the number of points which the officer may use for purposes of determining eligibility for benefits, vesting and calculation of benefits under the Supplemental Executive Retirement Plan (“SERP”) was reduced from ten (10) to six (6) points for the NEOs and other senior officers and from ten (10) to five (5) points for all other officers. The new change in control agreements retain the “double trigger” provision, which requires both a change in control and the officer’s termination of employment for good reason or the Company’s termination of the officer’s employment for reasons other than death, disability or cause, for payment of a severance benefit.

The committee engaged independent consultants and worked closely with outside counsel to provide post-termination benefits that would help ensure long-term employment commitments, help further align the interest of our executives with those of our shareholders, and be comparable to similar arrangements within our peer group and the market in general. We believe the new change in control agreements accomplish those goals. All NEOs, other than Mr. Shaw, and all remaining officers have executed new change in control agreements.

Compensation Objectives

Our executive compensation program is designed to reward “know-how,” “problem solving,” and “accountability” for a given position and to elicit long-term employment commitments and performance. We strive to set salary at levels that ensure reasonableness, competitiveness, and internal equity for each position. Performance awards, retirement benefit opportunities, and post-termination benefits support our goal of attaining long-term executive employment commitments, while at the same time increasing shareholder value, achieving operational efficiencies, and maintaining customer satisfaction levels.

As a public utility, the Company is a regulated entity, and the compensation it pays is evaluated as part of the regulatory review process. Our compensation program must be responsive to market conditions and the regulatory environment we face as a public utility. Compensation costs, like all our operating expenses, are subject to reasonableness reviews by the regulatory bodies in the states and jurisdictions in which we operate. In addition, the regulatory review process recognizes the value of providing incentives for operational efficiencies and overall customer satisfaction.

Employment commitments by our executives are intended to parallel our long-term customer service obligations. The long-term nature of our customer service obligations, which is unique to public utilities, shapes the overall structure of our executive compensation program. We seek to ensure that long-term corporate and customer goals of continuous service at reasonable rates are achieved. We also recognize that we are in a competitive environment for executives, and our compensation program has to recognize and reward performance. Non-equity incentive compensation and restricted stock awards are designed to address performance and provide significant support for long-term employment commitments.

Our executive compensation program is prospective. The results of previously earned performance awards and the deferral of cash compensation are not taken into consideration in establishing the appropriate level of future compensation. Past performance, however, is taken into consideration in determining our performance awards and in setting new performance targets.

The executive compensation program is administered by the committee. The committee annually reviews and approves our corporate goals and objectives relevant to the principal executive officer’s (“PEO”) compensation, the PEO’s performance in relation to such goals and objectives and, together with the other Independent Directors of the Board of Directors, the PEO’s actual compensation. The committee also reviews with the PEO and approves the salaries for our other executive officers.

Our management annually provides information to the committee regarding what it believes to be appropriate compensation levels and performance programs and awards. This information is gathered from external independent surveys and publicly available compensation comparisons. Consultants may also be retained by management to independently assess the compensation program. Management, including the NEOs, provides guidance to, and receives direction from, the committee regarding our executive compensation program. In addition, the committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation program objectives and in determining whether the objectives have been satisfied.

Elements of Compensation

Our executive compensation program consists of the following elements:

*	salary;
*	stock awards;
*	non-equity incentive plan compensation;
*	perquisites;
*	welfare benefits;
*	retirement benefits; and
*	post-termination benefits (under certain circumstances, as discussed below).

Welfare benefits, including group life, health, hospitalization, and medical reimbursement programs, available to executive officers are the same in scope, terms, and operation to the benefits available to all Company employees. Retirement benefits include both tax-qualified and non tax-qualified defined benefit and contribution retirement plans. Post-termination benefits are governed by our employment and change in control agreements, as applicable, with our executive officers.

Decision to Pay Each Element of Compensation

The primary objective of our executive compensation program is to elicit long-term employment commitments. To accomplish this, the program is designed to respond to changing market conditions and offer a broad spectrum of compensation opportunities. Performance is the critical component of the program, and both individual and overall Company performance can impact an officer’s level of compensation on an annual basis.

Salaries and performance-based compensation are linked to recognize each officer’s responsibilities and individual contribution to the success of the Company. As explained in greater detail below, an officer’s award opportunity is based on a percentage of salary and, as a result, will move in relation to changes in salary. How an officer satisfies his or her direct individual responsibilities can also impact the level of an individual officer’s performance-based compensation. Exemplary performance is expected and rewarded with the compensation elements of the program, while poor performance will result in the reduction or possible elimination of a Management Incentive Plan (the “MIP”) award.

The availability of pension benefits allows the Company to limit the salary component of an executive officer’s overall compensation package while still remaining competitive. The level of deferral opportunities under the Company’s qualified and non-qualified plans, however, do not influence the committee’s decisions regarding the appropriate level of overall compensation. Welfare benefits and perquisites are also viewed by the committee on a stand-alone basis, while post-termination benefits are influenced by current salary levels.

Determination of the Amount to be Paid for Each Element of Compensation

The nature of our operations and competitive considerations have led the committee to design and employ a compensation program that is comparable to compensation programs widely used in the industry, weighted for public utilities, and accepted by various utility regulatory agencies. Salaries and performance-based compensation paid to the NEOs are determined by using a variety of sources, including the Hay Group for salary design and compensation surveys prepared by the American Gas Association, Towers Watson (formed upon the merger of Towers Perrin and Watson Wyatt), and Mercer for the components of compensation and competitive market compensation levels.

In determining compensation for January 1, 2010 through June 30, 2010, the committee used an annual compensation comparison and analysis performed by Watson Wyatt (“2009 Watson Wyatt Study”), which gave a range of compensation data from two primary sources: 1) Published Compensation Surveys, using position matches and data cuts, i.e., surveys completed by other utility companies, that best represent the Company in the marketplace, and 2) peer company proxy filings, from a peer group of comparable companies chosen by Watson Wyatt. Five primary sources were used by Watson Wyatt to gather data on base salaries and total cash compensation for the 2009 Watson Wyatt Study: 1) 2008 American Gas Association (AGA) Survey, 2) 2008 Hay Energy Survey, 3) 2008 Mercer Benchmark Database Executive Compensation Survey, 4) 2008 Mercer Energy Survey, and 5) 2008/2009 Watson Wyatt Data Services Top Management Survey.

In determining compensation for July 1, 2010 through June 30, 2011, the Company performed an internal annual compensation comparison and analysis similar to the prior 2009 Watson Wyatt Study, using the same two primary sources listed above (“2010 Company Study”). The Company used four primary sources to gather data on base salaries and total cash compensation: 1) 2009 American Gas Association (AGA) Survey, 2) 2009 Hay Energy Survey, 3) 2009 Mercer Benchmark Database Executive Compensation Survey, and 4) 2009/2010 Watson Wyatt Data Services Top Management Survey.

The material elements of management’s directions to Watson Wyatt in connection with their engagement included to provide (i) management with basic market data on compensation practices,

both from peer companies in the utility industry and among general industry, (ii) commentary on the current policies with respect to market practices, and (iii) options to consider if it is determined that changes to current practices are needed. The aggregate fees to Watson Wyatt for providing such services to the Company were approximately $183,000.

Both the 2009 Watson Wyatt Study and the internal 2010 Company Study compared the Company’s compensation packages, including base salary, total cash compensation and total direct compensation (which includes performance shares and Restricted Stock Unit Plan (“RSUP”) awards), to the two comparative sources disclosed above. The structures of the incentive, deferred compensation and supplemental retirement programs of the Company were reviewed in comparison to structures of peers.

In addition to reviewing national market surveys, Watson Wyatt in 2009 and the Company in 2010 also performed a compensation comparison and analysis using proxy peer data. This peer group is composed of 15 companies in the utility industry that are deemed to be of comparable size with similar basic structure and operational complexity and excludes companies with less than half or more than twice the reported revenue of the Company. The peer group selected by Watson Wyatt in 2009 and also used by the Company in 2010 includes the following companies:

* AGL Resources, Inc.	* Pinnacle West Capital Corp.
* Avista Corp.	* Portland General Electric Co.
* Equitable Resources Inc.	* PNM Resources, Inc.
* MDU Resources Group Inc.	* Questar Corporation
* National Fuel Gas Company	* Southern Union Co.
* New Jersey Resources Corp.	* UniSource Energy Corp.
* NICOR Inc.	* WGL Holdings, Inc.
* NV Energy Inc.

Within this peer group initially identified by Watson Wyatt, the Company ranks at the 33rd, 20th and 67th percentile of Market Capitalization, Revenue and Earnings Per Share, respectively.

We set base salaries for our executive officers at amounts that approximate the 50th percentile of the amounts paid by the peer group of companies discussed above (the “relevant market”). We set overall compensation to be competitive with the peer group. The selection of these parameters is designed to be comparable and competitive with the relevant market, to address the regulatory environment in which we operate, and to provide a reasonable range of incentives to reward performance. The 2010 Company Study was used by the committee as another measure of the reasonableness and competitiveness of the salaries and overall compensation set for executive officers for 2010/2011.

Other elements of overall compensation (perquisites, welfare benefits, retirement benefits and post-termination benefits) were implemented at various times over the past several years to remain competitive with the relevant market. In determining the Company’s overall compensation, we annually compare our elements of compensation and the level of benefits with those of the relevant market to ensure we are remaining competitive. For 2010, overall total direct compensation for our executive officers was 18% below the median of the peer group selected for the 2010 Company Study.

Salaries.    Salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group for similar positions. Salary design is established using the Hay Group method. The Hay Group method values the substance of the positions based on “know-how,” “problem solving,” and “accountability.” Input from the Hay Group, the 2009 Watson Wyatt Study and utility and general industry surveys are used by the committee to help ensure that salaries are reasonable, competitive, and properly address position responsibility. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, inflation, and experience.

Performance-Based Compensation.    The performance component of the Company’s executive compensation program is designed to reward Company performance and consists of non-equity incentive compensation and restricted stock awards provided through our MIP and our Restricted Stock/Unit Plan (the “RSUP,” and with the MIP, collectively, the “Incentive Plans”). The committee has designed the Incentive Plans to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals.

MIP

Annually, we establish incentive opportunities under the MIP, expressed as a percentage of each individual’s salary at year-end (after taking into account any mid-year salary increase), corresponding with each individual’s position and responsibilities with the Company, and determine the performance goals to be measured against these opportunities. For 2010, the incentive opportunities for the NEOs were set at the following percentages of salary:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	115%
George C. Biehl	90%
Roy R. Centrella	75%
James P. Kane	100%
John P. Hester	75%
Edward A. Janov	75%

The performance measures for 2010 were tied to our financial performance, productivity, and customer satisfaction. This mix of performance goals is designed to address shareholder and customer interests through the Company’s financial performance, increased productivity and customer satisfaction. In prior regulatory proceedings, the regulatory commissions have insisted that productivity measures and customer satisfaction goals be included in the MIP in order to recover any of the costs of the program in our natural gas rates.

The financial measure, a return-on-equity (“ROE”), is designed to reward our success in reaching our average authorized ROE. The productivity measures are designed to reward our success in reaching a predetermined customer satisfaction percentage, a percentage improvement in the customer-to-employee ratio, and a predetermined percentage of cost containment for operating costs. The performance measure targets for 2010 were as follows:

*	ROE – The target for the ROE component of the MIP was 8.26%, which represented 80% of the Company-wide authorized weighted average ROE of 10.33%. The threshold for an award for this measure is reached at 70% of target, a 5.78% ROE, and a maximum award is achieved at 140% of the ROE target, an 11.56% ROE. Achieving the Company-wide authorized weighted average ROE will result in a performance award equal to 125% for this measure.

*	Customer Satisfaction – This component was unchanged from the previous year, with the target set at 85% and measured individually, through an independent customer survey, for each of our operating divisions. The threshold for an award for this measure is reached at 75%, and a maximum award is achieved at a customer satisfaction level of 95%.

*	Customer-to-Employee Ratio – The target for this component of the MIP for 2010 was set at 754 customers per employee. This target was unchanged from the previous year. Achieving the ratio of 743 customers per employee will satisfy the award opportunity threshold and 762 customers per employee will satisfy the maximum payout for this measure.

*	Operating Costs – For the operating cost component of the MIP, we use a target that reflects estimated inflation and a growth factor. The minimum, average and maximum inflation estimates are derived from the Blue Chip Economic Indicators publication and were 1.3%, 1.9% and 2.6%, respectively. These percentages are used along with a customer growth assumption of 1.1% and other growth factors of 0.25% to calculate the minimum, target and maximum measures. As a result, the target for 2010 was set at 3.25%. The minimum target was set at 3.95%, and the maximum award is achieved by experiencing an annual increase of 2.65%, or less.

Each of the performance measures is equally weighted, and the actual performance award can range from 70% to 140% of the assigned incentive opportunity for each measure. If the threshold percentage for any measure is achieved, a percentage of annual performance awards will have been earned. Regardless of whether such awards are earned, no awards will be paid in any year unless dividends paid on our Company Common Stock for such year equal or exceed the prior year’s dividends. The success in achieving the performance measures for 2010 is discussed in the narrative following the Summary Compensation and Grants of Plan-Based Awards Tables.

The incentive opportunities for the NEOs are the same for 2011. The four performance measures used to determine whether the incentive opportunities are earned are also the same. The target for the ROE for 2011 is set at 8.14%, which represents 80% of the Company-wide authorized weighted average ROE of 10.18%. The customer satisfaction target is set at 85%, and the customer-to-employee target was set at 790 customers per employee, a one percent improvement. The operating cost target is set at 2.3%, a target that reflects estimated inflation at 1.5% and a growth factor of 0.8%.

If annual performance awards are earned and payable, payment of the awards will be subject to a reduction depending upon satisfaction of the MIP participants’ individual performance goals. Any reductions would be tied to an individual’s overall award and not any one specific performance measure. The committee reviews the PEO’s individual performance to determine whether there will be any downward adjustment. For 2010/2011, individual performance goals for the PEO centered on (i) overseeing the completion of the filing with the Arizona Corporation Commission regarding energy efficiency standards and regulatory incentives (decoupling) and the general rate case, (ii) striving to control operating expenses, (iii) striving to maintain/strengthen the Company’s credit ratings, (iv) pursuing actions that will, over the longer-term, improve the Company’s equity value, (v) updating the Board on the progress made on the succession plan for the CEO and key members of management, and (vi) presenting strategic alternatives to the Board and pursuing agreed upon strategies.

The PEO reviews the other executive officers’ individual performances to determine whether there will be any downward adjustment in the performance awards. As a result of such review, if the PEO recommends a downward adjustment in the performance awards, the PEO will bring the matter before the committee for review and approval. There were no downward adjustments for 2010. The goals of the other NEOs are designed to reflect their individual responsibilities and to complement the goals of the PEO. Mr. Biehl’s goals were centered on the Company’s financial planning activities, improving its credit profile, and maintaining regulatory compliance. Mr. Biehl was also charged with the responsibility to ensure the seamless transition of his duties as chief financial officer and corporate secretary to other officers as a result of his resignation from those positions and his anticipated retirement. Mr. Centrella’s goals were centered on financial planning activities, timely, accurate and useful financial reporting, cost containment measures, and regulatory compliance. Mr. Kane’s goals were directed to maintaining system safety, controlling operating costs, and achieving maximum profitability on new growth. Mr. Hester’s goals were directed at improving the level and stability of revenues and cash flows through timely regulatory filings in all of our rate jurisdictions, the acquisition of gas supplies for customers, gas cost recoveries through the regulatory process, and regulatory compliance. Mr. Janov’s goals were focused on improving the Company’s credit profile, maximizing the efficient deployment of capital, and developing profit improvement strategies.

The individual performance goals for the PEO and other NEOs were satisfied, and there were no reductions in their MIP awards for 2010.

Further, the annual MIP awards will be split, with 40% paid in cash (which are disclosed as non-equity incentive plan compensation in the Summary Compensation Table) and the remaining 60% converted into performance shares (which are disclosed as stock awards in the Summary Compensation and Grants of Plan-Based Compensation Tables Narrative) tied to a 5-day average value of our Company Common Stock for the first five trading days in January. The performance shares are restricted for three years, and the ultimate payout in our Company Common Stock is subject to continued employment during this restricted period.

RSUP

The RSUP is designed to provide incentives for maintaining long-term performance and strengthening shareholder value. The award opportunities, like that of the MIP, are based on a percentage of salary. The incentive opportunities are as follows:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	45%
George C. Biehl	25%
Roy R. Centrella	20%
James P. Kane	30%
John P. Hester	20%
Edward A. Janov	20%

The performance goal used to determine whether an award is earned is the average MIP payout percentage for the three years immediately preceding the award determination date. The target is set at an average MIP payout percentage of 100%; however, no award will be earned unless the average MIP payout percentage is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. Once earned, the award will be converted into Restricted Stock or Restricted Stock Units, based on the fair market value of our Company Common Stock on the date of the award, and will vest in percentages (40%, 30%, and 30%) over the next three years. The success in achieving the performance measures for 2010 is discussed in the narrative following the Summary Compensation and Grants of Plan-based Awards Tables.

Perquisites.    We provide a limited number of perquisites to our executive officers. Our executive officers receive car allowances, cell phones, cable internet access, annual physical examinations, life insurance and a $5,000 allowance once every three years to assist in financial and estate planning. Senior officers are also provided club memberships. The costs associated with the personal use of company cars, cell phones, cable internet access, and the charges for personal use of the club memberships are the responsibility of the individual officers.

Retirement Benefits.    Four retirement benefit plans are available to our executive officers. Two of the plans, the Retirement Plan for Employees of Southwest Gas Corporation (the “Retirement Plan”) and the Employees’ Investment Plan (“EIP”), both tax-qualified plans, are available to all of our employees. Two additional plans are offered to our executive officers: the SERP and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executive officers and to address the dollar limitations imposed on the two tax-qualified plans.

Benefits under the Retirement Plan are based (i) on the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final ten years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary. To qualify for benefits under the SERP, which is based on a 12-month average of the highest 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company or (ii) age 65, with ten years of service.

Executives may participate in the EIP and defer salary up to the maximum annual dollars permitted for 401(k) plans under the Internal Revenue Code (the “Code”). Investments of these deferrals are controlled by the individual executives from a selection of investment options offered through the EIP. We do not match contributions for executive deferrals into the EIP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive compensation. As part of the EDP, we provide matching contributions that parallel the contributions made under the EIP to non-executives, up to 3.5% of their annual salary. Amounts deferred and our matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, with five years of service with the Company, our executive officers will receive EDP balances paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on each January 1st for the five years prior to the start of retirement.

Post-Termination Benefits.    Up until March of this year, we had employment agreements with each of our NEOs, other than Mr. Centrella, and certain other senior officers. We also had entered into change in control agreements with our remaining officers, including Mr. Centrella. We disclosed in our 2010 Proxy Statement that since the benefits under the employment agreements were at or above market at that time, the committee recommended and the Board decided not to extend them, but to allow all of them to expire pursuant to their terms. Mr. Shaw’s employment agreement expires in the second quarter of 2012. Mr. Biehl retired prior to the expiration of his employment agreement.

Earlier this year, the committee recommended and the Board decided to offer new change in control agreements that are reflective of current market levels to those senior executives with employment agreements, other than Mr. Shaw, and those remaining officers with existing change in control agreements. As of the date of this proxy statement, each of those officers has voluntarily relinquished his employment agreement or prior change in control agreement and has entered into a new change in control agreement with the Company. We engaged independent consultants and outside counsel to ensure that the provisions of the new change in control agreements are in line with current market practice.

We offered the new change in control agreements to the Company’s officers to help ensure long-term employment commitments. We believe that the new change in control agreements will help further align the interests of our executives with those of our shareholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of our shareholders, and helps ensure stability during the protracted process of merging with or acquiring a regulated utility.

As in the prior change in control agreements, the new change in control agreements for the remaining officers provide that such officers would be entitled to an amount equal to two times their annual compensation as defined above. The term of the new change in control agreements is three (3) years, with no automatic renewal period. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreements in light of the market conditions at that time and decide what action to take. The protection period for officers is twenty-four months after a change in control.

A change in control event under the agreements is generally defined to include approval by the Company’s shareholders of the dissolution or liquidation of the Company, consummation of a merger or similar transactions which result in more than a 50% change in ownership, acquisition by one person (or group of persons) of at least 20% of the ownership of the Company, consummation of the sale of substantially all of the Company’s business and/or assets, or the replacement of the majority of the members of the incumbent Board of Directors (excluding replacement directors nominated by the incumbent Board).

Upon a change of control event and the termination of employment without cause or as a result of a significant reduction in his duties, responsibilities, location or compensation, the officer will receive a lump-sum severance payment equal to the sum of (a) for Messrs. Centrella, Kane, Hester, Janov and other senior officers, thirty (30) months, and for the other officers, twenty-four (24) months of annual base salary and (b) in the form of cash, an amount equal to any annual incentive compensation calculated at 100% of the target amount payable. Restricted stock awards, stock options and other similar awards, as well as benefits under non-qualified plans may vest and/or become exercisable upon a change in control event. In addition, at the minimum age of 50 and for purposes of determining eligibility for benefits, vesting and calculation of benefits under the SERP, Messrs. Centrella, Kane, Hester, Janov and other senior officers will be permitted to add six (6) points (reduced from fifteen in prior agreements), while all other officers will be permitted to add five (5) points (reduced from ten in prior agreements) to the applicable formulas under the SERP. Finally, each officer shall be entitled to reimbursement of reasonable outplacement services not to exceed thirty thousand dollars ($30,000).

Under the new change in control agreements, there is no tax gross-up provision. Therefore, if any payment under these agreements would constitute a “parachute payment” subject to any excise tax under the Code, the Company will not pay the tax on behalf of the officers. This is a substantial change from the prior change in control agreements.

Mr. Shaw’s employment agreement will expire in the second quarter of 2012. Prior to expiration of Mr. Shaw’s employment agreement, we will determine whether to replace it with a new employment agreement or other form of post-termination benefits that are reflective of market levels at that time.

Benefits under Mr. Shaw’s current employment agreement are limited to payments upon separation from service resulting from (i) termination without cause or (ii) as a result of a significant reduction in his duties, responsibilities, location, or compensation (collectively, referred to as a “Termination Event”). No compensation would be provided for termination for cause, death, retirement or disability. If a Termination Event occurs, compensation would continue to be paid to Mr. Shaw for up to three years. Compensation includes salary, a predetermined level of incentive compensation and welfare benefits, and re-employment/relocation, office, and secretarial support expenses. All unvested restricted stock awards will vest and stock options will remain exercisable for 90 days after a Termination Event. Additional credits will also be provided that may affect eligibility, vesting and calculation of benefits under the SERP.

Mr. Shaw’s employment agreement also provides for the lump sum payment upon a Termination Event within two years following a change in control of the Company. The committee believes that this double-trigger feature provides appropriate incentives and job security for Mr. Shaw while helping to protect shareholder value in the event of a change in control of the Company. The compensation payable to Mr. Shaw for a change in control event would equal three times his total compensation.

If any payment under Mr. Shaw’s employment agreement would constitute a “parachute payment” subject to any excise tax under the code, the Company will pay the tax to ensure that Mr. Shaw receives the value of his agreement.

Interaction of the Compensation Elements in Relation to the Compensation Objectives

The Company’s executive compensation program is intended to reward long-term employment commitments and performance. Salary, retirement benefits, and the opportunity to be rewarded for performance provide the incentive to secure long-term commitments to the Company. Being rewarded for actual performance recognizes the Company’s commitments to increasing shareholder value, implementing operational efficiencies, and maintaining customer satisfaction. Taken as a whole, the program supports the Company’s commitment to its shareholders and its long-term commitment to its customers.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other four most highly compensated executive officers. Generally, awards under our MIP, which is a performance-based compensation plan, may not be subject to the deduction limit if certain requirements are met. We have also structured certain other performance-based portions of our executive compensation program in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m). While we intend for our performance-based compensation arrangements to meet the requirements of Section 162(m), we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements.

The committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our shareholders. Given our industry and business, as well as the competitive market for outstanding executives, the committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. The committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future, when appropriate.

COMPENSATION COMMITTEE REPORT

As a part of the committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

The committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and this Proxy Statement.

Compensation Committee

Robert L. Boughner (Chair)	Stephen C. Comer
LeRoy C. Hanneman, Jr.	James J. Kropid
Michael J. Melarkey	Terrence L. Wright

EXECUTIVE COMPENSATION

The following tables include information concerning compensation for our chief executive officer, chief financial officer and each of the three most highly compensated executive officers, whom we refer to in this Proxy Statement as our “named executive officers” or “NEOs.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Jeffrey W. Shaw	2010	673,644	851,387	403,098	600,544	46,681	2,575,354
Chief Executive Officer	2009	654,521	741,558	352,176	845,281	50,915	2,644,451
	2008	622,404	577,784	299,000	294,358	54,009	1,847,555

George C. Biehl	2010	388,576	344,411	180,823	188,875	41,001	1,143,686
Executive Vice President (Former Chief Financial Officer)	2009	379,622	296,158	159,857	379,594	47,250	1,262,481
	2008	368,169	242,553	135,720	108,946	40,285	895,673

Roy R. Centrella	2010	213,644	102,357	87,630	208,027	27,814	639,472
Senior Vice President/ Chief Financial Officer	2009	198,356	88,275	46,400	267,948	22,525	623,504
	2008	192,033	71,847	39,400	86,778	21,270	411,328

James P. Kane	2010	430,087	431,332	223,774	184,377	51,157	1,320,727
President	2009	417,893	371,915	195,530	391,580	46,812	1,423,730
	2008	401,202	298,087	166,000	115,983	55,327	1,036,599

John P. Hester	2010	264,777	190,757	104,204	234,564	20,236	814,538
Senior Vice President/ Regulatory Affairs & Energy Resources	2009	253,390	161,472	89,610	310,264	21,854	836,590
	2008	238,962	127,246	75,000	110,278	15,450	566,936

Edward A. Janov	2010	226,802	165,422	88,011	234,678	28,860	743,773
Senior Vice President/ Corporate Development	2009	221,492	142,095	77,708	328,600	28,028	797,923
	2008	214,481	116,181	66,000	126,211	26,393	549,266

(1)	Amounts shown in this column include any deferrals made by the named executive officers into the EIP and EDP.

(2)	Amounts shown in this column represent the grant date fair value of awards of performance shares and restricted stock granted in 2008, 2009 and 2010 based on performance criteria established in 2007, 2008, and 2009 under the MIP and the RSUP. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock Based Compensation” of Exhibit 13.01 to our 2010 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures. The stock awards granted in 2011 based on performance in 2010 are discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Tables Narrative.”

Performance shares vest three years after grant. Restricted stock units vest 40% at the end of the first year and 30% at the end of each of the second and third years. The valuation of the performance shares and restricted stock are based on the Common Stock share price on the date of grant. Since the last option awards were made in 2006, there is no need to maintain the “Options” column.

(3)	Amounts shown in this column represent the cash awards paid through the MIP in 2009, 2010 and 2011 for services performed in 2008, 2009 and 2010, respectively. The cash awards paid in 2011 for performance in 2010 are also discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Table Narrative.”

(4)	The aggregate change in the actuarial present value of the named executive officers accumulated benefit under the Retirement Plan and the SERP for 2010 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned on EDP balances for 2010 are as follows:

	Increase in Pension Values	Above-Market Interest
Mr. Shaw	$533,718	$66,826
Mr. Biehl	75,284	113,591
Mr. Centrella	182,615	25,412
Mr. Kane	120,823	63,554
Mr. Hester	204,881	29,683
Mr. Janov	194,988	39,690

No amounts are payable from the pension plans before a participant attains age 55 and his employment with the Company terminates.

(5)	Company matching contributions equal to one-half of the amount deferred by the named executive officers under the EDP, up to 3.5% of the named executive officer’s respective annual salary in 2010 are as follows:

Matching Contributions
Mr. Shaw	$23,544
Mr. Biehl	13,586
Mr. Centrella	7,444
Mr. Kane	15,032
Mr. Hester	9,012
Mr. Janov	7,929

(6)	The aggregate incremental costs of the perquisites and personal benefits to the named executive officers are based on the taxable value of the personal use of company cars, internet access, and cell phones, while club dues, life insurance, financial planning and physicals are based on the cost to the Company. The life insurance costs include deemed earnings for the value of excess group life insurance coverage premiums and the cost of purchasing supplemental life insurance equal to two times salary. The perquisites and personal benefits, by type and amount, for 2010 are as follows:

	Car Allowance	Club Dues	Cable Internet	Physicals	Cell Phones	Life Insurance	Financial Planning
Mr. Shaw	$9,425	$4,782	$0	$2,254	$240	$6,436	0
Mr. Biehl	9,453	5,531	480	0	240	9,439	2,000
Mr. Centrella	7,124	5,000	480	5,672	240	1,854	0
Mr. Kane	16,090	4,782	480	297	240	10,441	3,795
Mr. Hester	6,781	1,629	480	20	240	1,550	523
Mr. Janov	10,925	4,782	480	0	240	3,586	918

(7)	The amount includes $272 paid to Mr. Biehl in 2010 and Mr. Centrella in 2008 for a Silver Jubilee award for 25 years of service.

Grants of Plan-Based Awards (2010)

The following table sets forth information regarding each grant of an award made under any of our Incentive Plans to our named executive officers during the fiscal year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS (2010)

Name	Award Type(1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey W. Shaw	MIP	222,180	317,400	444,360	9,076	12,966	18,152
	RSUP	—	—	—	4,100	8,199	12,299

George C. Biehl	MIP	99,666	142,380	199,332	4,071	5,816	8,142
	RSUP	—	—	—	1,306	2,611	3,917

Roy R. Centrella	MIP	48,300	69,000	96,600	1,973	2,819	3,947
	RSUP	—	—	—	608	1,215	1,823

James P. Kane	MIP	123,340	176,200	246,680	5,039	7,198	10,077
	RSUP	—	—	—	1,745	3,490	5,235

John P. Hester	MIP	57,435	82,050	114,870	2,346	3,352	4,693
	RSUP	—	—	—	722	1,444	2,166

Edward A Janov	MIP	48,510	69,300	97,020	1,982	2,831	3,963
	RSUP	—	—	—	610	1,220	1,830

(1)

Represents the annual award opportunities established under the MIP for the 2010 fiscal year, 40% of which is paid in cash and 60% of which is awarded in performance shares. The number of performance shares granted in 2011 for performance in 2010 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by a share price that is determined by the five-day average price of the Company’s Common Stock ending on January 7, 2011, i.e., $36.72.

The award amount under the MIP is based upon the Company achieving a percentage of the target levels under the MIP, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents achieving at least 70% of all four of the established target levels under the MIP, and equals 70% of the named executive officer’s incentive opportunity under the MIP; “target” represents achieving 100% of all four of the established target levels under the MIP, and equals 100% of the named executive officer’s incentive opportunity under the MIP; and “maximum” represents achieving 140% or more of all four of the established target levels under the MIP, and equals 140% of the named executive officer’s incentive opportunity under the MIP. If less than all four of the target levels are achieved, then the “Threshold,” “Target” and “Maximum” amounts will be proportionally reduced by an amount equal to the percentage of targets that were achieved.

The MIP equity awards generally vest three years after the date the actual awards are granted. However, since Messrs. Kane and Janov are over age 55 and are eligible to retire, the awards will vest at their termination of employment, pursuant to the terms of the MIP. Since Mr. Biehl is over age 55 and retired on March 18, 2011, the awards vested at his termination of employment, pursuant to the terms of the MIP.

The grant date fair value of the actual number of performance shares granted on January 18, 2011 pursuant to the applicable MIP annual award for the 2010 plan year, computed in accordance with FASB ASC Topic 718, was $623,583 for Mr. Shaw, $279,729 for Mr. Biehl, $135,562 for Mr. Centrella, $346,173 for Mr. Kane, $161,201 for Mr. Hester, and $136,151 for Mr. Janov. The non-equity incentive plan awards for the 2010 plan year are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)	Represents the annual award opportunities established under the RSUP for the 2010 plan year, but granted in 2011. The actual number of restricted shares granted in 2011 for performance in 2010 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by the closing share price on the date that the award was granted. For the RSUP awards relating to 2010 performance, the date of determination was January 18, 2011 and the closing price for the Company’s Common Stock on that date was $37.87.

The award amount under the RSUP is based upon the average MIP payout percentage for the three years immediately preceding the RSUP award determination date, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents a MIP average payout percentage of at least 90%, and equals 50% of the named executive officer’s incentive opportunity under the RSUP; “target” represents a MIP average payout percentage of at least 100%, and equals 100% of the named executive officer’s incentive opportunity under the RSUP; and “maximum” represents a MIP average payout percentage of at least 120%, and equals 150% of the named executive officer’s incentive opportunity under the RSUP. No award will be earned under the RSUP unless the MIP average payout percentage is at least 90%.

A percentage of the RSUP awards vest each year over the three years following the date of determination of the actual award amount. Since Messrs. Kane and Janov are over age 55 and are eligible to retire, the awards will fully vest at their termination of employment pursuant to the terms of the RSUP. Since Mr. Biehl is over age 55 and retired on March 18, 2011, the awards fully vested at his termination of employment pursuant to the terms of the RSUP. The grant date fair value of the actual number of performance shares granted on January 18, 2011, pursuant to the applicable RSUP annual award for the 2010 plan year, computed in accordance with FASB ASC Topic 718, was $419,175 for Mr. Shaw, $133,481 for Mr. Biehl, $62,100 for Mr. Centrella, $178,403 for Mr. Kane, $73,845 for Mr. Hester, and $62,370 for Mr. Janov.

Summary Compensation and Grants of Plan-Based Awards Tables Narrative

Salaries for the named executive officers were increased in July 2010. The increases in salaries reflect additional time and experience in these positions and changes to the midpoints to reflect market trends.

During fiscal year 2010, the Company achieved 127% of the established target levels under the MIP, and the named executive officers earned 127% of their respective incentive opportunities. This compares to the 2009 and 2008 performance results in which the Company achieved 116% and 100%, respectively, of the overall performance targets. The Company exceeded the targets for the customer service satisfaction, customer to employee ratio and operating cost containment. The Company exceeded the threshold levels for the financial performance measure, i.e., the weighted-average return on equity. Productivity performance equaled 100% of the weighted-average return on equity, 140% of the customer to employee target level, 130% of the customer service satisfaction target level and 140% of the operating cost containment target level. No downward adjustments were made to the awards to the named executive officers.

Forty percent (40%) of the MIP awards were paid in cash in January 2011 and the remaining 60% of the MIP awards were converted into performance shares in January 2011 based on the five-day average price of our Common Stock for January 3, 4, 5, 6, and 7, 2011, which equaled $36.72 per share. The MIP cash awards paid in 2011 for services performed in 2010 (and included in the Summary Compensation Table) were $403,098 for Mr. Shaw, $180,823 for Mr. Biehl, $87,630 for Mr. Centrella, $223,774 for Mr. Kane, $104,204 for Mr. Hester, and $88,011 for Mr. Janov.

The dollar value of the 2010 MIP awards, the number of performance shares granted (rounded to whole shares) as a result thereof, and the grant date fair values of the performance shares granted on January 18, 2011 are as follows:

	Dollar Values	Performance Shares	Grant Date Fair Value(1)
Mr. Shaw	$604,647	16,468	$623,583
Mr. Biehl	271,234	7,387	279,729
Mr. Centrella	131,445	3,580	135,562
Mr. Kane	335,661	9,141	346,173
Mr. Hester	156,305	4,257	161,201
Mr. Janov	132,017	3,595	136,151

(1)	The grant date fair value was $37.87 on January 18, 2011.

The Company’s 2010 performance also resulted in an award under the RSUP. The three-year average of MIP payout percentage equaled 114%, resulting in an award of 135% of the target and the grant of the following dollar values and numbers of restricted stock units (rounded to whole shares) to the named executive officers. The RSUP awards were made on January 18, 2011, and the closing price of our Common Stock was $37.87 on that date. The dollar value and the grant date fair value are the same for RSUP awards.

	Dollar Values	Restricted Stock Units
Mr. Shaw	$419,175	11,069
Mr. Biehl	133,481	3,525
Mr. Centrella	62,100	1,640
Mr. Kane	178,403	4,711
Mr. Hester	73,845	1,950
Mr. Janov	62,370	1,647

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options under our Option Plan, unvested performance share awards under our MIP and unit awards under our RSUP for each of our named executive officers, in each case, outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey W. Shaw	36,600	0	33.07	07/31/16
					74,859	2,745,080

George C. Biehl	11,000	0	33.07	07/31/16
					31,353	1,149,715

Roy R. Centrella	1,500	0	23.40	07/26/14
	3,000	0	26.10	07/25/15
	3,600	0	33.07	07/31/16
					9,260	339,564

James P. Kane	0	0	0	N/A
					38,867	1,425,253

John P. Hester	10,000	0	23.40	07/26/14
	10,000	0	26.10	07/25/15
	15,086	0	33.07	07/31/16
					17,094	626,837

Edward A. Janov	5,000	0	21.09	07/14/13
	15,000	0	23.04	07/26/14	15,093	553,460
	10,000	0	26.10	07/25/15
	7,300	0	33.07	07/31/16

(1)	The MIP performance share awards vest as follows:

	Grants in 2008 January 2011	Grants in 2009 January 2012	Grants in 2010 January 2013
Mr. Shaw	14,751	19,107	18,909
Mr. Biehl	6,946	8,673	8,583
Mr. Centrella	2,010	2,518	2,491
Mr. Kane	8,337	10,608	10,498
Mr. Hester	3,688	4,793	4,811
Mr. Janov	3,367	4,218	4,172

The RSUP unit awards for 2009, 2010 and 2011 (including dividends reinvested) vest as follows:

		January 2011	January 2012	January 2013
Mr. Shaw	2010	4,538	3,403	3,404
	2009	4,052	4,053	—
	2008	2,642	—	—

Mr. Biehl	2010	1,462	1,097	1,097
	2009	1,306	1,306	—
	2008	883	—	—

Mr. Centrella	2010	458	344	344
	2009	409	410	—
	2008	276	—	—

Mr. Kane	2010	1,932	1,448	1,449
	2009	1,725	1,725	—
	2008	1,145	—	—

Mr. Hester	2010	787	590	590
	2009	692	693	—
	2008	450	—	—

Mr. Janov	2010	682	512	512
	2009	609	610	—
	2008	411	—	—

Since Messrs. Janov and Kane are past age 55 and are able to retire, the MIP performance shares and the RSUP units will vest when their employment with the Company ends. Mr. Biehl is past age 55 and retired on March 18, 2011, at which time his MIP performance shares and RSUP units vested.

(2)	The market value of our Common Stock was $36.67 per share, the closing price on December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth the number of options to purchase our Common Stock that were exercised and the aggregate dollar value realized upon exercise (the difference between the market price of the underlying securities at exercise and the exercise price of the options). The number of MIP performance shares and RSUP units that vested during 2010 and the value realized on vesting (the market price at vesting) is also shown in the table.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Shaw	30,000	196,935	22,375	643,891
George C. Biehl	13,500	97,969	9,395	269,868
Roy R. Centrella	0	0	2,763	79,407
James P. Kane	45,300	187,652	11,511	330,797
John P. Hester	10,000	127,300	4,732	135,959
Edward A. Janov	10,000	120,508	4,472	128,442

Pension Benefits

We offer two defined benefit retirement plans to our named executive and other Company officers. They include the Retirement Plan, which is available to all employees of the Company, and the SERP.

Benefits under the Retirement Plan are based on the named executive officers (i) years of service with the Company, up to a maximum of 30 years, and (ii) average of the highest five consecutive years’ salary, within the final ten years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with the Company.

The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary, as shown in the “Salary” column of the “Summary Compensation Table.” Salary is currently based on the 12-month average of the highest 36 months of salary at the time of retirement. For Mr. Biehl, whose participation in the SERP pre-dates the plan amendment changing the method for determining salary, salary equals his highest respective 12 months of salary. Vesting in the SERP occurs at age 55, with 20 years of service with the Company.

Upon retirement, the plans will provide a lifetime annuity to our named executive officers, with a 50% survivor benefit to their spouses. No lump sum payments are permitted under the plans.

Messrs. Kane and Janov are vested in both plans. Mr. Kane could retire at this time and start receiving full benefits, while Mr. Janov’s benefits would be reduced 12%, Messrs. Shaw, Centrella, and Hester are vested only in the Retirement Plan and, if any left the Company as of the date of this Proxy Statement, his accrued benefit under the Retirement Plan would be reduced by 58.6% and benefits would not commence until he reached age 55. Mr. Biehl was vested in both plans at his retirement on March 18, 2011 and will start receiving full benefits.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Jeffrey W. Shaw	Retirement Plan	22	839,462	0
	SERP	22	2,911,707	0
George C. Biehl	Retirement Plan	25	1,135,203	0
	SERP	25	1,615,158	0
Roy R. Centrella	Retirement Plan	27	871,515	0
	SERP	27	503,962	0
James P. Kane	Retirement Plan	30	1,362,244	0
	SERP	30	1,569,055	0
John P. Hester	Retirement Plan	21	639,670	0
	SERP	21	656,585	0
Edward A. Janov	Retirement Plan	25	1,060,803	0
	SERP	25	701,460	0

(1)	The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in “Note 10 – Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2010 Annual Report on Form 10-K.

Nonqualified Deferred Compensation

In addition to participating in the EIP, which is available to all employees, our named executive and other Company officers can participate in the EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive plan compensation. As part of the EDP, the Company provides matching contributions up to 3.5% of participants’ annual base salary. Matching contributions are not available to the named executive and other Company officers for deferrals into the EIP.

Amounts deferred and the matching contributions made during a plan year bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”) from the start of the plan year. The interest rate is set for the plan year using the Bond Rate published by Moody’s Investors Services as of January 1 prior to the start of a new plan year. The interest rate formula was defined in the EDP at the time it was adopted in 1986. For plan year 2009, the interest rate was 10.065%, and for plan year 2010, the interest rate was 8.67%.

At retirement or termination of employment with five years of service, the EDP balances will be paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1 for the five years prior to distribution.

Deferrals and our matching contributions to the EDP are unfunded obligations of the Company, and the rights of our named executive and other Company officers participating in such plan benefits are no greater than those of an unsecured creditor.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End($)(3)
Jeffrey W. Shaw	100,100	23,544	141,177	0	1,735,507
George C. Biehl	99,200	13,586	242,163	0	2,937,857
Roy R. Centrella	53,363	7,444	51,180	0	599,803
James P. Kane	98,862	15,032	134,942	0	1,658,341
John P. Hester	88,311	9,012	54,433	0	566,509
Edward A. Janov	72,838	7,929	80,971	0	954,186

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”

(2)	EDP earnings, which were above-market, and matching contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for our named executive officers are as follows:

	Above- Market Interest	Matching Contributions	Total
Mr. Shaw	$66,826	$23,544	$90,370
Mr. Biehl	113,591	13,586	127,177
Mr. Centrella	25,412	7,444	32,856
Mr. Kane	63,554	15,032	78,586
Mr. Hester	29,683	9,012	38,695
Mr. Janov	39,690	7,929	47,619

(3)	The amounts reported in this column that were previously reported as compensation to the named executive officers in the Summary Compensation Table for previous years are as follows:

	2008	2009	2010
Mr. Shaw	$172,509	$199,508	$190,470
Mr. Biehl	186,149	240,761	226,377
Mr. Centrella	53,799	87,044	86,219
Mr. Kane	216,098	255,951	177,448
Mr. Hester	19,864	108,716	127,006
Mr. Janov	94,422	116,995	120,457

Post-termination Benefits

We have entered into an employment agreement with our CEO that provides for payment, upon (i) employment termination without cause, or (ii) employment termination as a result of a significant reduction in his duties, responsibilities, location, or compensation (collectively referred to as a “Termination Event”). No payments are made under the agreement as a result of its expiration or for employment termination due to cause, retirement, death or disability. Further, payments under the agreement will be subject to the provisions of Section 409A of the Code and associated regulations. All other named executive officers who had employment agreements with the Company have voluntarily relinquished them in exchange for new change in control agreements (see Compensation Discussion and Analysis discussion above). Mr. Biehl retired prior to the expiration of his employment agreement.

The payment amounts depend on when a Termination Event occurs. If it occurs prior to a change in control, the CEO would receive the following:

*	Salary for up to 36 months;

*	Incentive compensation set at the target award for the MIP for up to 36 months;

*	Welfare benefit offsets equal to 20% of salary for up to 36 months;

*	Office/secretarial expense for the longer of one year or the remaining term of the agreement;

*	Vesting of all unvested restricted stock and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SERP;

*	Re-employment/relocation expense allowance of $75,000; and

*	Payment of excise taxes resulting from the Termination Event.

Under the assumption that a Termination Event occurred on December 31, 2010, it is estimated that Mr. Shaw would have been entitled to the following payments:

POTENTIAL PAYMENTS PRIOR TO A CHANGE IN CONTROL

Name	Salary(1)	Incentive Compen- sation(1)	Welfare Benefits(1)	Stock Acceler- ation	Office & Moving Expenses	Additional SERP Benefits(2)	Tax Gross-Up	Total
Jeffrey W. Shaw	$974,720	$1,120,928	$194,944	$2,745,080	$198,644	$2,434,654	$1,758,727	$9,427,697

(1)	Mr. Shaw’s salary and payments in lieu of incentive compensation and welfare benefits would be paid over 17 months, commencing January 1, 2011. Such payments are shown on a present value basis, using a discount rate of 120% of the applicable federal rate compounded monthly for December 2010, or 0.38% for short-term payments.

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2010 Annual Report on Form 10-K.

If the termination of employment without cause or as a result of a significant reduction in duties, responsibilities, location or compensation occurs within two years after a change in control (which includes an acquisition by one person or a group of persons of at least 20% of the ownership of the Company, replacement of a majority of incumbent Board members, or a merger or similar transaction resulting in more than a 50% change of ownership of the Company), the affected named executive officers would receive the following:

*	Salary for three years for the CEO and two and one-half years for all other named executive officers;

*	Incentive compensation set at the target award for the MIP for three years for the CEO and two and one-half for all other named executive officers;

*	Welfare benefit offsets equal to 20% of salary for three years for the CEO and the cost of medical, dental, life insurance coverage under the current Company plans for all other named executive officers;

*	Office/secretarial expense for up to two years for the CEO only;

*	Vesting of all unvested restricted stock and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SERP (see discussion in the Compensation Discussion and Analysis section above);

*	Re-employment/relocation expense allowance of $75,000 for the CEO;

*	Outplacement services of up to $30,000 for all other named executive officers; and

*	Payment of excise taxes resulting from the Termination Event for the CEO only.

Under the assumption that a employment is terminated without cause or as a result of a significant reduction in duties, responsibilities, location or compensation, and such termination occurred on December 31, 2010, and within two years of a change in control, based on the current employment agreement for the CEO and the terms of the new change in control agreements for all other named executive officers it is estimated that our named executive officers would have been entitled to the following payments:

POTENTIAL PAYMENTS AFTER A CHANGE IN CONTROL

Name	Salary	Incentive Compen- sation	Welfare Benefits	Stock Acceler- ation(1)	Office & Moving Expenses	Additional SERP Benefits(2)	Tax Gross-Up	Total
Jeffrey W. Shaw	$2,070,000	$2,380,500	$414,000	$2,745,080	$249,557	$2,434,654	$2,964,156	$13,257,947
George C. Biehl(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Roy R. Centrella	575,000	431,250	28,684	339,564	30,000	885,249	n/a	2,289,747
James P. Kane	1,101,250	1,101,250	35,745	0	30,000	0	n/a	2,268,245
John P. Hester	683,750	512,813	29,074	626,837	30,000	0	n/a	1,882,474
Edward A. Janov	577,500	433,125	14,132	0	30,000	712,442	n/a	1,767,199

(1)	Since Messrs. Kane and Janov are past age 55 and able to retire under the Incentive Plans with full vesting, termination of employment does not affect their rights to their vested and unvested restricted stock or options. The number and value of the restricted stock and the number of options for these individuals are shown in the “Outstanding Equity Awards at Fiscal Year-End 2010” table.

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 Pension and Other Post Retirement Benefits” of Exhibit 13.01 to our 2010 Annual Report on Form 10-K.

(3)	Because Mr. Biehl retired on March 18, 2011, prior to the date of this year’s Proxy Statement, no potential payments have been reflected for him.

DIRECTORS COMPENSATION

2010 DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Robert L. Boughner	63,950	45,738	7,978	207	117,873
Thomas E. Chestnut	67,250	45,738	24,763	207	137,958
Stephen C. Comer	69,700	45,738	13,874	207	129,519
Richard M. Gardner	78,050	45,738	0	207	123,995
LeRoy C. Hanneman, Jr.	66,400	45,738	0	207	112,345
James J. Kropid	114,750	45,738	62,122	207	222,817
Michael O. Maffie	56,500	45,738	0	0	102,238
Anne L. Mariucci	66,400	45,738	16,281	207	128,626
Michael J. Melarkey	71,400	45,738	17,893	207	135,238
A. Randall Thoman(6)	19,900	0	0	104	20,004
Thomas A. Thomas	70,550	45,738	4,599	207	121,094
Terrence L. Wright	65,600	45,738	85,251	207	196,796

(1)	The amounts in this column represent the grant date fair value of restricted stock units earned in 2009 but not granted until 2010, based on the Company’s performance over the past three fiscal years, as determined by the MIP. On January 18, 2010, each director received 1,575 restricted stock units. The restricted stock units are valued at the closing price of our Common Stock on the date of grant and will vest in increments over three years, commencing on the first anniversary of the grant. Since the last option awards were made in 2006, there is no need to maintain the “Options” column.

(2)	The grant date fair value of the 1,575 restricted stock units granted in 2010 was based on the closing price of the Company’s Common Stock of $29.04 on January 18, 2010. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock Based Compensation” to our audited financial statements for the year ended December 31, 2010, included in our Annual Report to Shareholders, a portion of which was filed with the SEC on February 28, 2011 as Exhibit 13.01 to our Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Stock and option awards outstanding at December 31, 2010, for each of the listed directors are as follows:

	Stock Awards	Options
Mr. Boughner	3,293	0
Mr. Chestnut	4,418	9,000
Mr. Comer	4,418	0
Mr. Gardner	4,418	9,000
Mr. Hanneman	1,625	6,300
Mr. Kropid	4,418	17,000
Mr. Maffie	4,418	6,000
Ms. Mariucci	4,418	3,000
Mr. Melarkey	4,418	9,000
Mr. Thoman	0	0
Mr. Thomas	3,293	0
Mr. Wright	4,418	10,000

(4)	The pension value of Mr. Wright’s retirement benefit increased by $30,320. There were no increases in Mr. Kropid’s retirement benefits. The amounts in this column also reflect above-market interest on nonqualified deferred compensation balances for 2010.

(5)	The All Other Compensation column represents the cost of life insurance for directors other than Mr. Maffie. Since Mr. Maffie retired from the Company, he does not receive life insurance benefits for serving as a director.

(6)	Mr. Thoman was elected to the Board on July 27, 2010.

Directors Compensation Narrative

Our outside directors receive an annual retainer of $40,000 and $1,650 for each Board and committee meeting attended and for any additional day of service performed for the Company. The chairperson of the Audit Committee receives an additional $10,000 annually, and the chairpersons of the other permanent committees each receive an additional $5,000 annually. The Chairman of the Board receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

Outside directors are granted 800 restricted stock units annually, and they have an opportunity to earn additional restricted stock units tied to maintaining long-term performance and based on how the Company has performed over the last three years as measured by the MIP. The incentive award was set at a target of 1,000 restricted stock units. No award will be paid unless the average payout percentage under the MIP for the last three years is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. An incentive award was earned for 2010, and each director on the grant date received an additional 1,350 restricted stock units on January 27, 2011. The restricted stock units are valued at the closing price of our Common Stock on the date of grant, and will vest in increments over three years, commencing on the first anniversary of the grant. Even though the units are vested, they are not converted into shares of our Common Stock until the outside directors leave the Board.

Cash compensation received by the outside directors may be deferred until retirement or termination of their status as directors pursuant to our Directors Deferral Plan. Amounts deferred bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15, or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on January 1 for the five years prior to retirement or termination.

The Company also provides a retirement plan for the two outside directors (Kropid and Wright) elected to the Board prior to the 2003 Annual Meeting of Shareholders. Under the provisions of the plan, each of the two outside directors will receive an annual benefit equal to the annual retainer at the time of their retirement or, if they retire before reaching 65, beginning at age 65.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2 on The Proxy Card)

The Board of Directors Recommends a Vote FOR approval of this resolution.

As required by recently enacted federal legislation (Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”)), at the Annual Meeting, our shareholders will have the opportunity to approve or not approve the compensation of our named executive officers through a non-binding vote (commonly known as “say-on-pay” vote) on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Our compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. As discussed in the Compensation Discussion and Analysis, the compensation package for the Company’s named executive officers (who are the officers listed in the Summary Compensation Table in the Executive Officer Compensation Disclosure Tables section) is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase shareholder value.

The compensation program is based on the Board-approved executive compensation philosophy of (i) paying base salary at the median (50th percentile) of the amounts paid by our peer group of companies (the “relative market”), (ii) providing short- and long-term incentive awards that are designed to motivate the named executive officers to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals and achieve superior Company performance while placing a significant amount of total compensation at risk, and (iii) paying total direct compensation (base salary and short- and long-term incentive awards) to be competitive with the relative market.

Consistent with the SEC rule implementing the requirement that the Company include a say-on-pay proposal in this proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that shareholders express in their votes and to the extent there is any significant vote against the named executive officer compensation, will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address shareholder concerns expressed by such vote.

We encourage you to review the complete description of the Company’s executive compensation programs provided in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis and the Executive Officer Compensation Disclosure Tables.

ADVISORY VOTE ON FREQUENCY OF FUTURE

SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal 3 on The Proxy Card)

The Board of Directors Recommends a Vote FOR Approval of a TWO-YEAR FREQUENCY.

As required by Section 14A of the Exchange Act, this proposal asks how often, over the next six years, shareholders should be asked to provide a non-binding vote on executive compensation like Proposal 2, the Non-Binding Advisory Vote on Executive Compensation (“say-on-pay”). Shareholders may choose whether such a vote should be presented at future Annual Meetings of Shareholders every year, every two years, or every three years, or they may abstain from voting. Six years from now, the shareholders will have the opportunity to revisit this question and again vote on the frequency with which there should be a say-on-pay vote.

After careful consideration of this proposal, the Board of Directors has determined that a say-on-pay vote that occurs every two years is the most appropriate alternative for the Company and shareholders, and therefore the Board recommends that you vote for a two-year interval for the say-on-pay vote.

The Board recommends a two-year frequency for the following reasons:

1.	A substantial portion of the compensation of the named executive officers is earned over a three-year period. A two-year frequency for the say-on-pay vote is consistent with the longer-term award cycle and focus of the executive compensation programs;

2.	A two-year frequency may avoid reactionary shareholder votes responding to short-term stock price drops or unusual company events that are unrelated to executive compensation;

3.	A two-year frequency will provide the Compensation Committee of the Board of Directors with a sufficient period to communicate with shareholders and respond to the result of the say-on-pay vote; and

4.	A two-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company.

Although the Board of Directors is recommending a two-year frequency for the say-on-pay vote, please note there are four choices presented on the enclosed proxy card. Shareholders may vote that the say-on-pay vote should take place every one, two or three years, or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board of Directors will consider the results of this vote when deciding how often a say-on-pay vote will be requested from the Company’s shareholders in the future, but because this vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors in any way, the Compensation Committee or the Board of Directors may decide that it is in the best interest of the shareholders and the Company to hold an advisory vote an executive compensation more or less frequently than the option approved by the shareholders.

AUDIT COMMITTEE INFORMATION

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on The Proxy Card)

The Board of Directors Recommends a Vote FOR Ratification.

The Audit Committee selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011, subject to ratification of the selection by you, the shareholders. To the committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the committee reviews both the audit scope and proposed fees for the coming year.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the shareholders do not ratify our selection, other certified public accounting firms will be considered and one will be selected by the committee to be the Company’s independent registered public accounting firm for 2011.

During fiscal years 2009 and 2010, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2009	2010
Audit Fees:	$1,254,875	$1,278,500

Annual audit/§404 internal control attestation	960,000	960,000
Quarterly reviews	110,000	110,000
Subsidiary audit	135,000	135,000
Comfort letters and consents	49,875	73,500

The services include the audit of the annual financial statements included in the Company’s Annual Report on Form 10-K, the reviews of unaudited quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings, and the assessment of the Company’s internal control over financial reporting.

Audit-Related Fees:	$115,325	$131,350

Benefit plan audits	75,225	76,000
Affiliate rules audit	15,100	15,100
Other (including Form 2-A filings)	25,000	40,250

The services include benefit plan audits, regulatory audits, and regulatory compliance.

Tax Fees:	$31,800	$31,990

Tax return review	31,800	31,990
Tax planning and advice	0	0

The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition of representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.

All Other Fees:	$0	$0

Under the committee’s charter, the committee must pre-approve all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.

Requests for the independent registered public accounting firm to provide additional services are presented to the committee by the Company’s chief financial or accounting officer, on an as-needed basis. The committee delegated to the chairperson of the committee the authority to evaluate and approve engagements on the committee’s behalf in the event that a need arises for preapproval between committee meetings. Approvals of additional services will be made consistent with the preapproval policy and will be reported to the committee at its next scheduled meeting.

Since the effective date of the preapproval process, the committee approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The committee, which consists entirely of directors who meet the independence and experience requirements of the NYSE and the SEC, is furnishing the following report:

The committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written committee charter adopted by the Board. The committee charter is available on the Company’s website at http://www.swgas.com. The committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

In fulfilling our responsibilities for 2010, the committee:

*	Reviewed and discussed the audited consolidated financial statements, for the year ended December 31, 2010, with management and PricewaterhouseCoopers LLP;

*	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards, (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

*	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding their communications with the committee concerning independence, and the committee has discussed with them, their independence.

Based on the review and discussions referred to above, the committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Audit Committee

Richard M. Gardner (Chair)	Stephen C. Comer
LeRoy C. Hanneman, Jr.	A. Randall Thoman
Thomas A. Thomas	Terrence L. Wright

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted at their discretion. As of the date of this Proxy Statement, we knew of no other matter which might be presented for shareholder action at the meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

You are advised that any shareholder proposal intended for consideration at the 2012 Annual Meeting and inclusion in the Company’s proxy materials for that meeting must be received in writing by the Company on or before November 17, 2011. If you intend to offer any proposal at that meeting without using the Company’s proxy materials, written notice of your intended action has to be received by the Company on or before November 17, 2011, in order for your proposal to be considered timely and be presented to shareholders for consideration.

All proposals to be submitted to shareholders must comply with applicable SEC rules. You must submit your proposals for inclusion in the Company’s proxy materials and notices to the Company to our Corporate Secretary, and it is recommended that you send it by certified mail, return receipt requested to ensure timely delivery.

By Order of the Board of Directors

Karen S. Haller Vice President/General Counsel, Compliance Officer and Corporate Secretary

00079380

SOUTHWEST GAS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 5, 2011

at 10:00 A.M. Pacific Time

LAS VEGAS CHAMBER OF COMMERCE

SUITE 300

6671 Las Vegas Blvd. South

Las Vegas, Nevada

Please refer to the back of this Proxy Card for Voting Instructions

“Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.ematerials.com/swx”

SOUTHWEST GAS CORPORATION – PROXY

The undersigned hereby revokes all previously granted proxies and appoints James J. Kropid and Michael J. Melarkey as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, by internet or by mail, all the shares of common stock of the undersigned at the 2011 Annual Meeting of Shareholders of Southwest Gas Corporation, and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the listed Nominees (Proposal 1), FOR Approval, on an advisory basis, of Executive Compensation (Proposal 2), For, on an advisory basis, a TWO YEAR FREQUENCY for Future Advisory Votes on Executive Compensation (Proposal 3), and FOR Auditor Selection Ratification (Proposal 4). Further, if cumulative voting rights for the election of directors (Proposal 1) are exercised at the meeting, the Proxies, unless otherwise instructed, will cumulatively vote their shares as explained in the Proxy Statement.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL	VOTE
www.eproxy.com/swx	1-800-560-1965		IN PERSON

Use the Internet to vote your proxy until 11:59 p.m. Central Time on May 4, 2011.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Central Time on May 4, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement. If you own your shares in street name through a broker or other nominee, you must provide proof of identification and proof that you were the owner of the shares on March 8, 2011.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the Nominees.

1. Election of directors:	01 Robert L. Boughner 02 Thomas E. Chestnut 03 Stephen C. Comer	07 Michael J. Melarkey 08 Jeffrey W. Shaw 09 A. Randall Thoman	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	04 LeRoy C. Hanneman, Jr.	10 Thomas A. Thomas
	05 Michael O. Maffie	11 Terrence L. Wright
06 Anne L. Mariucci

ò Please fold here – Do not separate ò
*Note:	To withhold authority to vote for a particular nominee, mark the VOTE FOR ALL NOMINEES (EXCEPT AS MARKED) Box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

The Board of Directors Recommends a Vote FOR this Proposal.

2.	To APPROVE, on an advisory basis, the Company’s executive compensation.			☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote for a TWO YEAR FREQUENCY on this Proposal.

3.	To select, on an advisory basis, the frequency of future advisory votes on the Company’s executive compensation.	☐	One Year Frequency	☐	Two Year Frequency	☐	Three Year Frequency	☐	Abstain

The Board of Directors Recommends a Vote FOR this Proposal.

4.	To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2011.			☐	For	☐	Against	☐	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES (PROPOSAL 1), APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION (PROPOSAL 2), A TWO YEAR FREQUENCY ON FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 3), AND AUDITOR SELECTION RATIFICATION (PROPOSAL 4).

Date

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